As filed with the United States Securities and Exchange Commission on January 18, 2024

Registration No. 333-[●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AGEAGLE AERIAL SYSTEMS INC.
(Exact name of registrant as specified in our charter)

Nevada	3721	88-0422242
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer I.D. N.)

8201 E. 34th Cir N

Wichita, Kansas 67226

Tel. No. (620) 325-6363

(Address, including zip code and telephone number, including area code, of registrant’s principle executive offices)

Mark DiSiena

Chief Financial Officer

AgEagle Aerial Systems Inc.

8201 E. 34th Cir N

Wichita, Kansas 67226

Tel. No. (620) 325-6363

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq.

Tahra Wright, Esq.

Jane K. P. Tam, Esq.

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Tel. No. (212) 407-4000

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 18, 2024

PRELIMINARY PROSPECTUS

AGEAGLE AERIAL SYSTEMS INC.

16,319,165 WARRANT SHARES

This prospectus relates to the resale by the Selling Shareholders (the “Selling Shareholders”), identified on page 24 of this prospectus, of up to 16,319,165 shares of common stock (the “Warrant Shares”), par value $0.001 per share (the “Common Stock”) of AgEagle Aerial Systems Inc. (the “Company”), issuable upon the exercise of warrants (the “Warrants”) consisting of (i) 14,835,605 Warrant Shares underlying the Warrants at an initial exercise price of $0.1247 per warrant (which was adjusted to $0.10 per warrant as a result of the Common Stock Offering defined below) issued to the Selling Shareholders in a private placement pursuant to Investor Notices (as defined below) received by the Company from the Selling Shareholders on November 15, 2023, the Assignment, Waiver and Amendment Agreement (the “Assignment Agreement”) among the Company and the Selling Shareholders, dated November 15, 2023, and the Securities Purchase Agreement (the “Series F Agreement”) between the Company and one of its investors, dated June 26, 2022; and (ii) 1,483,560 Warrant Shares underlying the Warrants at the exercise price of $0.1247 per warrant initially issued to Dawson James Securities, Inc. (“Dawson”) in a private placement pursuant to an engagement letter between Dawson and the Company, dated November 15, 2023 (the “Engagement Letter”), of which Warrant for 1,281,796 Warrant Shares were subsequently assigned by Dawson to certain Selling Shareholders.

We are registering the above described offer and sale of the Warrant Shares by the Selling Shareholders to satisfy certain registration rights we have granted. We will not receive any proceeds from the sale of the Warrant Shares by the Selling Shareholders. We may receive up to approximately $1.6 million in proceeds upon the exercise of the Warrants for cash. The Selling Shareholders may offer all or part of the Warrant Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The Warrant Shares are being registered to permit the Selling Shareholders to sell shares from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Shareholders may sell these Warrant Shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section titled “Plan of Distribution.” In connection with any sales of Warrant Shares offered hereunder, the Selling Shareholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

We will bear all costs, expenses and fees in connection with the registration of the Warrant Shares. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sale or disposition of the Warrant Shares, or interests therein.

Investing in our shares involves substantial risks. See “RISK FACTORS” on page 23 of this prospectus. You should carefully read this prospectus and the documents incorporated herein before making any investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Warrant Shares or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 18, 2024.

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This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the Selling Shareholders named herein may, from time to time, offer and sell or otherwise dispose of the Warrant Shares covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered, or Warrant Shares are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find Additional Information” in this prospectus.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give to you. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Warrant Shares.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these shares in any jurisdiction.

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ABOUT THIS PROSPECTUS

In this prospectus, unless otherwise noted, references to “AgEagle,” the “Company,” “we,” “us,” and “our” refer to AgEagle™ Aerial Systems Inc. and our subsidiaries.

Neither we, nor any of our officers, directors, agents or representatives, make any representation to you about the legality of an investment in our Common Stock. You should not interpret the contents of this prospectus or any free writing prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our Common Stock. You should rely only on the information contained in this prospectus or in any prospectus supplement that we may authorize to be delivered or made available to you. We have not authorized anyone to provide you with different information. The information in this prospectus is accurate only as of the date hereof, regardless of the time of its delivery or any sale of our Warrant Shares.

INDUSTRY AND MARKET DATA

This prospectus contains and incorporates by reference market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. Although we believe these third-party sources are reliable, we have not independently verified the information. Except as may otherwise be noted, none of the sources cited in this prospectus has consented to the inclusion of any data from its reports, nor have we sought their consent. In addition, some data are based on our good faith estimates. Such estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as our own management’s experience in the industry, and are based on assumptions made by us based on such data and our knowledge of such industry and markets, which we believe to be reasonable. However, none of our estimates have been verified by any independent source. See “Special Note Regarding Forward-Looking Statements” below.

MARKET INFORMATION

Our shares of Common Stock are traded on The NYSE American under the symbol “UAVS.” On January 17, 2024, the last reported sale price of our Common Stock was $0.10 per share. As of January 12, 2024, there were approximately 332 holders of our Common Stock. The actual number of stockholders of our Common Stock is greater than the number of record holders and includes holders of shares of our Common Stock which are held in street name by brokers and other nominees.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Securities Act, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management and involve risks and uncertainties. Forward-looking statements include statements regarding our plans, strategies, objectives, expectations and intentions, which are subject to change at any time at our discretion. Forward-looking statements include our assessment, from time to time of our competitive position, the industry environment, potential growth opportunities, the effects of regulation and events outside of our control, such as natural disasters, wars or health epidemics. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions.

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Forward-looking statements are merely predictions and therefore inherently subject to uncertainties and other factors which could cause the actual results to differ materially from the forward-looking statement. These uncertainties and other factors include, among other things:

●	unexpected technical and marketing difficulties inherent in major research and product development efforts;

●	our ability to remain a market innovator, to create new market opportunities, and/or to expand into new markets;

●	the potential need for changes in our long-term strategy in response to future developments;

●	our ability to attract and retain skilled employees;

●	our ability to raise sufficient capital to support our operations and fund our growth initiatives;

●	unexpected changes in significant operating expenses, including components and raw materials;

●	any disruptions or threatened disruptions to or relations with our resellers, suppliers, customers and employees, including shortages in components for our products;

●	changes in the supply, demand and/or prices for our products;

●	increased competition, including from companies which may have substantially greater resources than we have, and, in the unmanned aircraft systems segments from lower-cost commercial drone manufacturers who may seek to enhance their systems’ capabilities over time;

●	the complexities and uncertainty of obtaining and conducting international business, including export compliance and other reporting and compliance requirements;

●	the impact of potential security and cyber threats or the risk of unauthorized access to our, our customers’ and/or our suppliers’ information and systems;

●	uncertainty in the customer adoption rate of commercial use unmanned aerial systems;

●	changes in the regulatory environment and the consequences to our financial position, business and reputation that could result from failing to comply with such regulatory requirements;

●	our ability to continue to successfully integrate acquired companies into our operations, including the ability to timely and sufficiently integrate international operations into our ongoing business and compliance programs;

●	our ability to respond and adapt to unexpected legal, regulatory and government budgetary changes, including those resulting from the ongoing COVID-19 pandemic, such as supply chain disruptions, vaccine mandates, the threat of future variants and resulting government-mandated shutdowns, quarantine policies, travel restrictions and social distancing, curtailment of trade and other business restrictions affecting our ability to manufacture and sell our products;

●	failure to develop new products or integrate new technology into current products;

●	unfavorable results in legal proceedings to which we may be subject;

●	failure to establish and maintain effective internal control over financial reporting; and

●	general economic and business conditions in the United States and elsewhere in the world, including the impact of inflation.

Any forward-looking statement in this prospectus, in any related prospectus supplement and in any related free writing prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus and any related prospectus supplement and the documents that we reference herein and therein and have filed as exhibits hereto and thereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This prospectus and any related prospectus supplement also contain or may contain estimates, projections and other information concerning our industry, our business and the markets for our products, including data regarding the estimated size of those markets and their projected growth rates. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It does not contain all the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

Our Company

AgEagle™ Aerial Systems Inc. (“AgEagle” or the “Company”), through its wholly owned subsidiaries, is actively engaged in designing and delivering best-in-class drones, sensors and software that solve important problems for our customers. Founded in 2010, AgEagle was originally formed to pioneer proprietary, professional-grade, fixed-winged drones and aerial imagery-based data collection and analytics solutions for the agriculture industry. Today, the Company is earning distinction as a globally respected market leader offering customer-centric, advanced, autonomous unmanned aerial systems (“UAS”) which drive revenue at the intersection of flight hardware, sensors and software for industries that include agriculture, military/defense, public safety, surveying/mapping and utilities/engineering, among others. AgEagle has also achieved numerous regulatory firsts, including earning governmental approvals for its commercial and tactical drones to fly Beyond Visual Line of Sight and/or Operations Over People in the United States, Canada, Brazil and the European Union and being awarded Blue UAS certification from the Defense Innovation Unit of the U.S. Department of Defense.

AgEagle’s shift and expansion from solely manufacturing fixed-wing farm drones in 2018, to offering what the Company believes is one of the industry’s best fixed-wing, full-stack drone solutions, culminated in 2021 when the Company acquired three market-leading companies engaged in producing UAS airframes, sensors and software for commercial and government use. In addition to a robust portfolio of proprietary, connected hardware and software products; an established global network of over 200 UAS resellers; and enterprise customers worldwide; these acquisitions also brought AgEagle a highly valuable workforce comprised largely of experienced engineers and technologists with deep expertise in the fields of robotics, automation, manufacturing and data science. In 2022, the Company successfully integrated all three acquired companies with AgEagle to form one global company focused on taking autonomous flight performance to a higher level.

Our core technological capabilities include robotics and robotics systems autonomy; advanced thermal and multispectral sensor design and development; embedded software and firmware; secure wireless digital communications and networks; lightweight airframes; small UAS design, integration and operations; power electronics and propulsion systems; controls and systems integration; fixed wing flight; flight management software; data capture and analytics; human-machine interface development and integrated mission solutions.

The Company is currently headquartered in Wichita, Kansas, where we house our sensor manufacturing operations, and we operate our business and drone manufacturing in Lausanne, Switzerland which supports our international business activities.

Strategic Acquisitions

MicaSense, Inc.

In January 2021, AgEagle acquired MicaSense™, Inc. (“MicaSense”), a company that has been at the forefront of advanced drone sensor development since its founding in 2014. In early 2022, AgEagle completed development and brought to market the Altum-PT™ and RedEdge-P™ — next generation thermal and multispectral sensors which offer critical advancements on MicaSense’s legacy sensor products to customers primarily in agriculture, plant research, land management and forestry management. Today, AgEagle’s multispectral sensors are distributed in over 75 countries worldwide and help customers use drone-based imagery to make better and more informed business decisions.

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Measure Global, Inc.

In April 2021, AgEagle acquired Measure Global, Inc. (“Measure”), a company founded in 2020. Serving a world class customer base, Measure enables its customers to realize the transformative benefits of drone technology through its Ground Control solution. Offered as Software-as-a-Service, Ground Control is a cloud-based, plug-and-play operating system that empowers pilots and large enterprises with everything they need to operate drone fleets, fly autonomously, collaborate globally, visualize data, and integrate with existing business systems and processes. Ground Control serves a world class customer base, including many Fortune 500 companies. By adding Measure’s advanced software to the AgEagle platform, combined with its sensors and other data capture and analytics innovations, our customers can capitalize on the significant economic, safety and efficiency benefits made possible by drones used at scale.

senseFly, S.A.

In October 2021, the Company acquired senseFly, S.A. and senseFly Inc. (collectively “senseFly”), a global leader in fixed-wing drones that simplify the collection and analysis of geospatial data, allowing professionals to make better and faster decisions. Founded in 2009, senseFly develops and produces a proprietary line of eBee™-branded, high performance, fixed-wing drones which have flown more than one million flights around the world. Safe, ultra-light and easy to use, these autonomous drones are utilized by thousands of customers around the world in agriculture, government/defense, engineering, and construction, among other industry verticals, to collect actionable aerial data intelligence.

2022 Integration Activities

In 2022, the Company built an enterprise architecture designed to seamlessly integrate the acquisitions completed in 2021, thereby unifying four disparate brands under one global brand: AgEagle. As part of this process, AgEagle executed an action plan to create long-term sustainable value through the efficiencies derived from economies of scale, sharing and optimizing resources – in particular, human capital and knowledge – and combining assets. Critical to the success of the integration and integral to the Company’s ability to stay disciplined, structurally organized and rooted in its core values was:

●	implementation of a new enterprise resource planning system;

●	collapse of all acquired websites and the creation and launch of one website, found at www.ageagle.com, showcasing the Company’s full suite of products and capabilities;

●	creation of an Intranet employee portal to support and promote enterprise-wide communication and connectivity;

●	consolidation of the Company’s business and manufacturing operations in the United States from multiple offices spread across the country in Kansas, North Carolina, Texas, Washington and Washington, D.C. to two centralized locations in Wichita, Kansas, and Lausanne, Switzerland – an initiative which commenced in late 2022 and was completed in 2023;

●	commitment to customer-centric product development roadmaps designed to best leverage the right combination of process, tools, training and project management to effectively meet product enhancement and new product launch deadlines and achieve post-launch sales and marketing key performance indicators; and

●	shifts in the responsibilities of senior and mid-level management to optimize strengths and squarely align functional and cross-functional goals and objectives.

Our Branded Line of Unmanned Aerial Vehicles

eBee Line of Professional Drones

Sold worldwide through AgEagle’s direct sales team and global network of trusted resellers, the Company’s eBee line of commercial and government/military UAS have logged more than 500,000 flight hours on more than one million successful missions over the past decade. Moreover, according to AgEagle’s analysis of official FAA Part 107 commercial drone registration data supplied to the Company pursuant to a Freedom of Information Act Request submission, from 2016 through 2021, the eBee was the commercial sUAS of choice for U.S. commercial drone operators, outnumbering all other fixed wing drones registered, including Vertical Take-Off and Landing (“VTOL”) aircraft, accounting for 41% of all commercial fixed-wing drone registrations in the United States.

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●	eBee Ag – a reliable, affordable drone solution to help farmers, agronomists and service providers map and monitor crops quickly and easily. The eBee Ag and its drone sensor deliver timely plant health insights with accuracy and efficiency that complements precision agriculture workflows. With its dual-purpose Duet M camera, eBee Ag captures accurate RGB and multispectral data from the sky to help users make better decisions on the ground. eBee Ag also features available Real-Time Kinematic (“RTK”) functionality for greater mapping precision. With its available RTK, the agriculture drone can achieve absolute accuracy down to 2.5 cm (1.0 inch) with its RGB camera. Highly-accurate vegetative index maps allow users to understand every acre while managing problematic areas field-wide – before they impact profits. Equipped with its standard battery, eBee Ag is capable of up to 45-minutes of flight. An available endurance battery increases flight times up to 55 minutes — allowing the drone to cover more than 160 hectares (395 acres) in a single flight and save precious time and money when compared with conventional crop scouting.

●	eBee Geo – an affordable fixed-wing mapping drone designed to meet the highest demands of surveyors, civil engineers and GIS professionals worldwide. Built upon more than 10 years of drone mapping experience, eBee Geo is rugged, intuitive to operate and makes surveying and mapping small to large areas faster and more efficient than using terrestrial surveying equipment alone. The data collected can quickly be processed into highly accurate georeferenced orthomosaics, digital elevation models, digital surface models and high-density point clouds to bring additional value beyond common vectors. Designed to complement the user’s surveying toolkit, eBee Geo comes with everything needed to get started, including professional drone camera technology and eMotion, AgEagle’s flight planning software originally designed and developed by senseFly. With eBee Geo, a user can map up to 160 ha (395 ac) at 120 m (400 ft) with a maximum flight time of 45 minutes. eBee Geo is also available with RTK positioning. Combined with the Company’s purpose-built Sensor Optimized for Drone Applications (“S.O.D.A”), users are assured of sharp, accurate mapping outputs – even in the harshest conditions.

●	eBee TAC™– Designed specifically for government and military mapping and mission planning applications, the eBee TAC operates in disconnected environments, providing a higher accuracy mobile solution to map and locally share aerial imagery data on rapidly changing field conditions to analyze and provide near real-time situational awareness to ground forces. Weighing only 3.5 pounds and featuring a digital camouflage skin for increased stealth and up to 90 minutes flight time and silent mission mode, the eBee TAC can be rapidly deployed, from assembly to hand-launch, in three minutes by a single user to generate 3D modeling, terrain and thermal maps. Each system features National Defense Authorization Act (“NDAA”) compliant drone, sensors and active components, secure extension, Endurance activation, two Endurance batteries, one Pitot Pro-kit, two micro-SD cards with adapters, AES256-bit encryption, pixel camouflage and an IP67 hard transport case with STANAG military standard certification that is lightweight, rugged and dust and water resistant. Camera options include RGB, multispectral and thermal payloads; and the system can also be upgraded to include additional features and payloads.

●	In March 2022, AgEagle’s eBee TAC Unmanned Aerial System was the first approved drone to be added to the U.S. Department of Defense’s (“DoD”) Defense Innovation Unit’s (“DIU”) Blue UAS Cleared List as part of Blue sUAS 2.0. The eBee TAC successfully completed a series of demonstrations in association with Blue sUAS 2.0 to provide the DIU with information and verification of the drone systems’ mission planning and launch capabilities, range and endurance, NDAA compliance, operational safety of flight procedures and cyber security, in addition to scripted and ad hoc flight profiles. Based on its evaluation, the DIU designated the eBee TAC as an approved light-weight, medium-range UAS available for immediate procurement by the DoD without a waiver to operate; and is also available for procurement by other Federal Government agencies. AgEagle’s success with Blue sUAS 2.0 follows eBee’s use as an integral asset for both conventional and unconventional Department of Defense units for over five years.

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●	eBee X – the eBee X has been recognized as the fixed-wing drone that revolutionized the unmanned aerial vehicle sector with its ease-of-use and multiple, state-of-the-art sensors designed to suit a wide range of mapping jobs. At just 1.6 kg (3.5 lbs.), eBee X is a lightweight, ultra-portable solution that is easy for a single person to operate. With a unique Endurance Extension option enabling a flight time of up to 90 minutes and single-flight coverage of up to 500 ha at 122m (1,236 acres at 400 ft.), the eBee X is a premium drone that offers users the high-precision of on-demand RTK/PPK for achieving absolute accuracy of down to 1.5 cm (0.6 in) – without ground control points. This capability makes the eBee X ideal for BVLOS operations, such as long corridor mapping missions for utility companies, expansive crop scouting in agriculture and by enterprise customers who desire a robust and professional drone fleet.

●	The eBee X has proven that it meets the highest possible quality and ground risk safety standards, and due to its lightweight design, the effects of ground impact are reduced. Consequently, the eBee X has been granted BVLOS operations permission in Brazil and has been approved to run OOP and BVLOS operations in Canada.

●	On June 21, 2022, the Company announced that the eBee X was the first drone in its class to receive design verification essential for BVLOS and OOP from the European Union Aviation Safety Agency, enabling drone operations to seek Specific Operations Risk Assessment (“SORA”) authorization to fly BVLOS and OOP with eBee X in 27 European Union member states, as well as Iceland, Lichtenstein, Norway and Switzerland.

●	In October 2022, the eBee X series of fixed wing unmanned aircraft systems, including the eBee X, eBee Geo and eBee TAC, were the first and only drones on the market to comply with Category 3 of the Operations of Small Unmanned Aircraft Systems Over People rules published in the Federal Registry by the FAA in March 2021. Securing a Part 107 certificate of waiver from the FAA is a long, arduous and costly process for sUAS users. Now that the eBee has proven compliant with Category 3 of the rules, eBee drone operators no longer need an FAA waiver for OOP or Operations Over Moving Vehicles. This major milestone was achieved by AgEagle following months of work, historic reliability review and extensive testing conducted by Virginia Tech Mid-Atlantic Aviation Partnership (“MAAP”). Becoming the first and only UAS approved for OOP and over moving vehicles in the U.S. is expected to have material impact on AgEagle’s growth and standing as a recognized leader in the industry in the years to come.

●	eBee VISION – in December 2022, AgEagle announced its latest innovation in commercial and tactical drone technology with the unveiling of its new eBee VISION Intelligence, Surveillance and Reconnaissance (“ISR”) UAS. Scheduled for global commercial release during the first half of 2024, the eBee VISION delivers high resolution, medium-range video imagery made possible by its 32x zoom and powerful thermal observation capabilities. Its sensor payloads are capable of detecting, tracking and geo-locating objects in both day and night conditions. Offering up to 90 minutes of flight time and the same ease-of-use that has earned AgEagle’s eBee line of drones industry distinction, the eBee VISION can be deployed and operated by a single person. Designed, developed and manufactured by AgEagle’s research and development team in Switzerland, the eBee VISION is NDAA compliant, weighs less than 3.5 pounds/1.6 kilograms and can be carried in a backpack.

●	In December 2022, eBee VISION prototypes were successfully tested by European Armed Forces. According to an official from a UAV experimentation unit of a European military force present at the testing, “eBee VISION’s specifications fill the gap between low endurance quadcopters and large military fixed-wing drones. The small size, lightweight, ease-of-use, autonomy, range and sensor capabilities make it a promising drone for tactical ISR missions.”

●	As a result of the tests, European military units have ordered multiple eBee VISION prototypes, with delivery in late 2023. Commercial production of eBee VISION is planned for worldwide availability in early-2024 worldwide. Additional demonstrations with other military forces in the United States and NATO countries are being scheduled for the first quarter of 2024.

Market Opportunity for UAVs

Drones have transformed from being freelance videographer toys to mission critical inspection tools for enterprise businesses like construction, energy and agriculture, and for military/defense applications worldwide. Moreover, the number of use cases for drones has also grown as drone hardware has become more advanced, safe and reliable. Advanced aerial mapping, crop monitoring, publicly safety uses, disaster response and consumer drone deliveries have all become available as the commercial drone industry has matured.

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According to DRONEII’s Drone Market Report, published in November 2023, the global drone market is anticipated to grow from 26.3 billion U.S. dollars in 2021 to 54.6 billion U.S. dollars by 2030. The drone market is made up of various segments which include defense, enterprise, consumer, public safety, logistics, and passenger. Even more bullish on its industry outlook, Precedence Research reported in July 2022 that it believes the commercial drone market segment alone is poised to grow from $24.4 billion in 2022 to $504 billion by 2030, representing a 46.04% CAGR over the forecast period 2022 to 2030.

In September 2022, the Drone Infrastructure Inspection Grant Act was passed by the U.S. House of Representatives. This bi-partisan bill establishes programs within the Department of Transportation (“DOT”) to support the use of drones and other sUAS when inspecting, repairing or constructing road infrastructure, electric grid infrastructure, water infrastructure or other critical infrastructure. Specifically, DOT must award grants in the aggregate of $100 million to state, tribal and local governments, metropolitan planning organizations, or groups of those entities to purchase or otherwise use drones to increase efficiency, reduce costs, improve worker and community safety, reduce carbon emissions, or meet other priorities related to critical infrastructure projects. Grant recipients must use domestically manufactured drones that are made by companies not subject to influence or control from certain foreign entities, including China and Russia. This legislation is supported by the U.S. Chamber of Commerce, National League of Cities, National Council of State Legislatures, American Association of State Highway and Transportation Officials, Commercial Drone Alliance and Association of Unmanned Vehicle Systems International among others. This bill is currently pending approval by the U.S. Senate.

On the military/defense front, drone technologies are providing numerous tactical advantages to warfighters worldwide, including conducting surveillance and mapping missions; relaying crucial real-time information on enemy movements, locations and positions of strategic targets; and transporting valuable supplies and equipment to remote or far-forward areas, among other tactical capabilities. In its 2023 report titled “Global Military Drones Market,” The Business Research Company (“TBRC”) noted that the global military drones market size will grow from $14.54 billion 2022 to $15.88 billion in 2023 at a CAGR of 9.2%. Moreover, by 2027, the market size is forecast to climb to $20.64 by 2027, a 6.8% CAGR. TBRC’s report notes that increasing government funding for military drones to enhance efficiency in military operations is boosting the demand for production of military drones. The report further cites a May 2021 article published by the National Defense Industrial Association, a U.S.-based trade association for the United States’ government and defense industry, which revealed that in fiscal year 2021, the DoD allotted $7.5 billion for a range of robotic platforms and associated technologies. For the purchase of unmanned systems, the Navy and Air Force each received about $1.1 billion; the Army received $885 million; the Marine Corps received $70 million; and the U.S. Special Operations Command (“SOCOM”) received $90 million.

Sensor Solutions

Setting entirely new standards of excellence for high resolution aerial imaging solutions, our proprietary thermal and multispectral sensors are broadly recognized as the cameras of choice worldwide for advanced applications in agriculture, plant research, land management and forestry management.

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●	Altum-PT™ – an optimized three-in-one solution for advanced remote sensing and agricultural research. It seamlessly integrates an ultra-high resolution panchromatic imager, a built-in 320X256 radiometric thermal imager and five discrete spectral bands to produce synchronized outputs such as RGB color, crop vigor, heat maps and high resolution panchromatic in just one flight. Offering twice the spatial resolution of the prior Altum sensor, Altum-PT, introduced in early 2022 the sensor that empowers users with deeper analytical capabilities and broader, more diverse applications; enable them to discern issues at the plant level, even in the early growth stages; and conduct early stage stand counting, as well as season-long soil monitoring, among other critical uses. Altum-PT also features a global shutter for distortion-free results, open APIs and a new storage device allowing for two captures per second.

●	RedEdge-P™ – Offering three times the capture speed and twice the spatial resolution of the RedEdge-MX, the all new RedEdge-P, launched in early 2022, the sensor that builds on the legacy of the rugged, high-quality, multispectral sensor that the industry has come to trust and adds the power of a higher resolution, panchromatic band to double the output data resolution. A single camera solution which is compatible with a wide array of drone aircraft ranging from large fixed wing to small multirotor, RedEdge-P captures calibrated high-resolution multispectral and RGB imagery with an optimized field of view and capture rate for efficient flights. This solution seamlessly integrates a high resolution, all-color imager with synchronized multispectral imagers to enable pixel-aligned outputs at previously unattainable resolutions, while maintaining the efficiency and reliability of its RedEdge™ legacy. Processing of data outputs is enabled through industry standard software platforms, including AgEagle’s Ground Control flight management software. With RedEdge-P, agricultural professionals benefit from a sensor that can enable effective plant counting and spectral analysis of small plants. Likewise, federal, state and local government and commercial forestry enterprises will also benefit from precise, efficient data collection and tree-level analysis as opposed to being limited to analyzing large swaths of land to make critical forestry management decisions.

●	AgEagle also offers a wide range of drone cameras to suit every mapping job, from land surveying and topographic mapping to urban planning, crop mapping, thermal mapping and more.

●	Aeria X – a compact drone photogrammetry sensor that offers the ideal blend of size, weight and DSLR-like image quality. It produces stunning image detail and clarity in virtually all light conditions, allowing users to map for more hours per day.

●	Duet M – a high resolution RGB and multispectral mapping camera rig used to create geo-accurate multispectral maps and high resolution digital surface models quickly and easily. This sensor is ideal for water management, such as mapping field drains and areas of compaction; spotting malfunctioning irrigation lines; and evaluating the consistency of plant vigor across a field.

●	Duet T – a rugged dual RGB/thermal mapping camera rig used to create geo-accurate thermal maps and digital surface models quickly and easily. The Duet T includes a high resolution thermal infrared (640 x 512 px) camera and a S.O.D.A. RGB camera.

●	S.O.D.A. – the first photogrammetry camera built for professional use which quickly became an industry standard for drone operators worldwide upon being introduced in 2016. It captures sharp aerial images, across light conditions, with which to produce detailed, vivid orthomosaics and ultra-accurate 3D digital surface models.

●	S.O.D.A. 3D – a professional drone photogrammetry camera that changes orientation during flight to capture three images (two oblique and one nadir) instead of just one, providing for a much wider field of view. It is optimized for quick, robust image processing with Pix4DMapper. Designed specifically for use with the eBee X aircraft, the S.O.D.A. 3D can achieve coverage of vast areas of flat, homogenous terrain (up to 500 ac / 1,235 ac per 122m / 400ft flight). The unique ability of the S.O.D.A. 3D to capture images in two orientations and the resulting wider field of view translates to stunning digital 3D reconstructions in vertically-focused environments. such as urban areas or open-pit mines - anywhere with walls or steep sides. This system of data recording means that less image overlap is needed, resulting in more efficient flights and greater flight coverage, not to mention quicker image processing for results.

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Market Opportunity for Sensor Solutions

Sensors for drones are increasingly being used for surveying, mapping and inspections – particularly in the mining, construction, energy, environmental management, agriculture, infrastructure and waste management industries. Moreover, with every new innovation in sensor technologies, the functionality and the underpinning value proposition of commercial UAS continues to improve and allows for an even wider range of possible applications.

Due in large measure to increasing demand of drone sensors for mapping services, LiDAR and GPS, the outlook for the drone sensor market is forecasted to grow to $66.6 billion by 2030, according to a January 2022 research report released by Market Research Future. Verified Market Research (“VMR”) also published its industry research report in January 2022, stating that the global drone sensor market will climb to $60.67 billion by 2028 from $10.88 billion in 2020, representing a CAGR of 23.97% from 2021 to 2028. Key market drivers in VMR’s report cite adoption of drones across different industry verticals, including agriculture, landscaping and military and defense, as well as a rise in the need for collecting high quality and real-time data insight.

Our Branded Software Solutions

Ground Control

A cloud-based, plug-and-play operating system, Ground Control provides individual pilots and large enterprises with everything they need to completely automate and scale their drone operations workflows. Offered as Software-as-a-Service, Ground Control continues to earn the trust and fidelity of its blue chip, industry-diverse customers by providing a single platform to automate flight management systems safely and securely; easily manage drone programs of any scope and scale; and process, analyze and share drone-captured image data and visualization necessary for assessing risks, improving workflow processes and achieving time and cost efficiencies across enterprises of virtually any size. With the aim of empowering AgEagle’s customers to readily extend their reach and human capability through adoption of scalable autonomous drone programs, Ground Control users can:

●	plan missions via Keyhole Markup Language (“KML”) files or build a grid or waypoint flight; check airspace for Low Altitude Authorization and Notification Capability (“LAANC”) authorization and confirm local weather conditions are favorable.

●	fly with GPS-aided manual control or automated grid and waypoint patterns, and push web-based flight plans to mobile devices for ground-based in-field control – all with a simple, easy-to-use flight interface.

●	capture raw data and live streaming field images with multispectral cameras, like AgEagle’s RedEdge-P and Altum-PT, and automatically convert into organized map indices and composites; or fly an RTK-enabled drone for improved post-flight processing.

●	process captured imagery into high-quality data products and photogrammetry, and create orthomosaics, digital surface models and contour maps; or upload ground control points (“GCPs”) with user’s maps for increased accuracy.

●	analyze drone data or view orthomosaics and other 2D data files on an interactive, account-wide map.

●	collaborate and support operations with detailed information about missions, including flight logs with screen shots, playbacks and incident flagging; and efficiently manage equipment and workflows with automatic usage tracking capabilities.

●	benefit from Ground Control’s obsession to deliver industry-leading, customer-centric support and service.

Ground Control has been integrated with several other industry leading UAS technologies, including AgEagle’s own line of proprietary sensors and airframes. In addition, Ground Control’s industry partnerships include integrations with:

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●	DJI drone platforms, which work seamlessly with Ground Control’s flight app and permits users to sync flights flown with the DJI Go app and use DJI Geo Unlock;

●	Parrot’s ANAFI, ANAFI USA and ANAFI Thermal drone platforms, which pair ANAFI’s rapid deployment and ease of operation with Ground Control’s standard flight tools, as well as enable users to tailor and expand their use through selection of additional program management and data processing capabilities;

●	Pix4D software, which makes it easy to create high quality orthomosaics, digital surface models and control maps in the Ground Control platform; and

●	Wing’s OpenSky airspace access app, which empowers drone flyers to abide by airspace rules and regulations and request authorization to fly in controlled airspace in near real-time wherever OpenSky is available.

eMotion

AgEagle also offers eMotion, a drone flight and data management solution created specifically for aerial mapping use. With eMotion, flights are built using intuitive mission blocks and flight modes. Users simply need to choose a block (aerial mapping, corridor, etc.), highlight the region they want to map, define key settings, and eMotion auto-generates the drone’s flight plan. Multi-flight missions are supported, and the software’s full 3D environment adds a new dimension to drone flight management, helping users to plan, simulate and control the drone’s trajectory for safer flights, more consistent performance and improved data quality. Moreover, eMotion’s built-in Flight Data Manager automatically handles the georeferencing and preparation of images requires for post-processing in software such as Pix4Dmapper. Connecting wirelessly to a user’s drone, to industry cloud solutions, to survey-grade base stations and to airspace and live weather data, eMotion is advanced, scalable drone software that anyone can use.

HempOverview

As one of the agriculture industry’s leading pioneers of advanced aerial-image-based data collection and analytics solutions, AgEagle leveraged our expertise to champion the use of proven, advanced web- and map-based technologies as the means to streamline and ultimately standardize hemp cultivation in the United States. Growers need to be registered/permitted; crops need to be monitored and inspected; and enforcement operations must be established to ensure compliance with state and federal mandates. Through HempOverview, we believe that AgEagle represents the first agriculture technology company to bring to market an advanced agtech solution that is designed to meet the unique complexities and vigorous oversight, compliance and enforcement demands of the emerging American hemp industry and the unique needs and demands of its key stakeholders.

HempOverview comprises four modules:

1)	Registration: secure, scalable software to handle all farmer and processer application and licensing matters.

2)	Best Management Practices: iterative, intelligent data collection and analysis utilizing satellite imagery and advanced, proprietary algorithms to help farmers reduce input costs, avoid missteps, detect pest impacts and monitor water usage.

3)	Oversight and Enforcement: integration of data management and satellite imagery to provide continuous monitoring of all hemp fields in the state, predict and respond to issues and assist in proper crop testing.

4)	Reporting: generation of actionable reports for USDA requirements, legislative oversight and support of research institutions.

In November 2019, the Florida Department of Agriculture and Consumer Services (FDACS) licensed the HempOverview solution to manage its online application submission and registration process for hemp growers and their farms and hemp fields in the State of Florida for the years 2020, 2021 and 2022. In June 2021, the State of Florida expanded its licensing of the HempOverview platform to provide for access to all four of the modules. FDACS also tasked AgEagle with developing a custom registration software platform to enhance communications, licensing and general compliance relating to the oversight and protection of more than 500 endangered and commercially exploited wild plants native to Florida. For instance, in an effort to curb exploitation of saw palmetto, a plant whose extract is used in herbal supplements often marketed for its urinary tract and prostate health benefits, FDACS requires harvesters and sellers of saw palmetto berries to obtain a Native Plant Harvesting Permit. According to a related FDACS notice, “Widespread gathering of these berries is depleting a wildlife food source and threatening the stability of some ecosystems.”

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In January 2021, the Iowa Department of Agriculture and Land Stewardship also licensed the HempOverview platform to manage the state’s online registration, payment processing, comprehensive data collection and compliance oversight for the 2021, 2022 and 2023 planting seasons.

Market Opportunity for Drone Software Solutions

Rapid adoption of UAS for commercial and government/military purposes continues to fuel the growth of the global drone software market, with particularly robust demand expected for applications in areas that include mapping and surveillance, agriculture 4.0 and precision farming, academic research, infrastructure inspection and maintenance, search and rescue and shipping and delivery. In a July 2022 report published by Allied Market Research, the firm’s market analysts reported that the global drone software market was valued at $5.96 billion in 2021, and is now projected to reach $21.93 billion by 2031, growing at a CAGR of 14.5% from 2022 to 2031.

Market Opportunity for U.S. Industrial Hemp and Hemp-Derived CBD

According to the November 2022 report of the industry research firm Markets and Markets, the global industrial hemp market is estimated to be valued at $6.8 billion in 2033 and is projected to reach $18.1 billion by 2027, recording a 21.6% CAGR. Following the legalization of industrial hemp production in the United States, the country’s industrial hemp industry has grown rapidly, as it is one of the largest consumers of hemp-derived products, including oilseeds and cannabidiol (“CBD”). CBD is a non-intoxicant cannabinoid that has become more popular as a food supplement and as an ingredient in pharmaceutical and cosmetic products. Hemp bioplastics made from hemp seeds and CBD oil is also driving growth of the industry. Growing consumer demand for sustainable goods, as well as corporate and government initiatives and support, are expected to fuel the growth of hemp-based biofuel and bioplastics.

AgEagle’s Manufacturing Operations

For years, federal agencies have been using drones for a wide range of use cases, from mapping to surveillance, search and rescue, and scientific research. However, in recent years federal agencies’ use of and ability to procure UAS has evolved, largely stemming from security concerns about drones from Chinese manufacturers. In 2020, for example, the U.S. Department of Interior grounded its entire fleet of drones over concerns “that Chinese parts in them might be used for spying, making exceptions only for emergency missions like fighting wildfires and search-and-rescue operations,” as The New York Times reported on January 29, 2020.

Former President Donald Trump issued an executive order just before leaving office that said the U.S. government would seek to prevent “the use of taxpayer dollars to procure UAS that present unacceptable risks and are manufactured by, or contain software or critical electronic components from, foreign adversaries, and to encourage the use of domestically produced UAS.” As a result, the General Services Administration works to ensure that only drones approved by the DoD’s Defense Innovation Unit are permitted under Multiple Award Schedule contracts.

AgEagle believes that these measures to ban China-manufactured drones and components has fueled and will continue to fuel, demand for “Made in America” drones and components, creating a significant opportunity for U.S.-based drone manufacturers, like AgEagle. Consequently, it is AgEagle’s intention to establish best industry practices and define quality standards for manufacturing, assembly, design/engineering and testing of drones, drone subcomponents and related drone equipment in the Company’s U.S. facilities. The Company also has established manufacturing operations in its Lausanne, Switzerland facility, where it assembles its line of eBee-branded fixed wing drones for AgEagle’s international customer base.

AgEagle’s commitment to its discerning customers has driven its efforts to establish recognized centers of excellence in drone airframes, sensors and software, which, in turn, has resulted in the Company’s drone production operations receiving official ISO:9001 certification for its Quality Management System (“QMS”) in 2022. Meeting a wide variety of strict standards, AgEagle has demonstrated that it delivers consistently high-quality products and services in every aspect of its fixed-wing drone operations, including design, manufacturing, marketing, sales and after-sales. An international certification, ISO:9001 recognizes organizational excellence and good quality practices based on a strong customer focus, robust process approach and proof of continual improvement. The certification was achieved following an extensive audit across AgEagle’s drone operations, led by the Company’s dedicated in-house quality management team. The QMS was developed over a two-year period, outlining a framework of policies, processes and procedures to help achieve the Company’s high-performance objectives.

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Key Growth Strategies

We intend to materially grow our business by leveraging our proprietary, best-in-class, full-stack drone solutions, industry influence and deep pool of talent with specialized expertise in robotics, automation, custom manufacturing and data science to achieve greater penetration of the global UAS industry – with near-term emphasis on capturing larger market share of the agriculture, energy/utilities, infrastructure and government/military verticals. We expect to accomplish this goal by first bringing three core values to life in our day-to-day operations and aligning them with our efforts to earn the trust and continued business of our customers and industry partners:

●	Curiosity – this pushes us to find value where others aren’t looking. It inspires us to see around corners for our customers, understanding the problems they currently face or will be facing in the future, and delivering them solutions best suited for their unique needs

●	Passion – this fuels our obsession with excellence, our desire to try the difficult things and tackle big problems, and our commitment to meet our customers’ needs – and then surpass them.

●	Integrity – this is not optional or situational at AgEagle – it is the foundation for everything we do, even when no one is watching.

Key components of our growth strategy include the following:

●	Establish three centers of excellence with respective expertise in UAS software, sensors and airframes. These centers of excellence cross pollinate ideas, industry insights and skillsets to yield intelligent autonomous solutions that fully leverage AgEagle’s experienced team’s specialized knowledge and know-how in robotics, automation, custom manufacturing and data science.

●	Deliver new and innovative solutions. AgEagle’s research and development efforts are critical building blocks of the Company, and we intend to continue investing in our own innovations, pioneering new and enhanced products and solutions that enable us to satisfy our customers – both in response to and in anticipation of their needs. AgEagle believes that by investing in research and development, the Company can be a leader in delivering innovative autonomous robotics systems and solutions that address market needs beyond our current target markets, enabling us to create new opportunities for growth.

●	Foster our entrepreneurial culture and continue to attract, develop and retain highly skilled personnel. AgEagle’s company culture encourages innovation and entrepreneurialism, which helps to attract and retain highly skilled professionals. We intend to preserve this culture to nurture the design and development of the innovative, highly technical system solutions that give us our competitive advantage.

●	Effectively manage our growth portfolio for long-term value creation. Our production and development programs present numerous investment opportunities that we believe will deliver long-term growth by providing our customers with valuable new capabilities. We evaluate each opportunity independently, as well as within the context of other investment opportunities, to determine its relative cost, timing and potential for generation of returns, and thereby its priority. This process helps us to make informed decisions regarding potential growth capital requirements and supports our allocation of resources based on relative risks and returns to maximize long-term value creation, which is the key objective of our growth strategy. We also review our portfolio on a regular basis to determine if and when to narrow our focus on the highest potential growth opportunities.

●	Growth through acquisition. Through successful execution of our growth-through-acquisition strategies, we intend to acquire technologically advanced UAS companies and intellectual property that complement and strengthen our value proposition to the market. We believe that by investing in complementary acquisitions, we can accelerate our revenue growth and deliver a broader array of innovative autonomous flight systems and solutions that address specialized market needs within our current target markets and in emerging markets that can benefit from innovations in artificial intelligence-enabled robotics and data capture and analytics.

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Competitive Strengths

AgEagle believes the following attributes and capabilities provide us with long-term competitive advantages:

●	Proprietary technologies, in-house capabilities and industry experience – We believe our decade of experience in commercial UAS design and engineering; in-house manufacturing, assembly and testing capabilities; and advanced technology development skillset serve to differentiate AgEagle in the marketplace. In fact, approximately 70% of our Company’s global workforce is comprised of engineers and data scientists with deep experience and expertise in robotics, automation, custom manufacturing, and data analytics. In addition, AgEagle is committed to meeting and exceeding quality and safety standards for manufacturing, assembly, design and engineering and testing of drones, drone subcomponents and related drone equipment in our U.S. and Swiss-based manufacturing operations. As a result, we have earned ISO:9001 international certification for our Quality Management System.

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AgEagle is more than just customer- and product-centric, we are obsessed with innovation and knowing the needs of our customers before they do – We are focused on capitalizing on our specialized expertise in innovating and commercializing advanced drone, sensor and software technologies to provide our existing and future customers with autonomous robotic solutions that meet the highest possible safety and operational standards and fit their specific business needs. We have established three Centers of Excellence that our leadership has challenged to cross-pollinate ideas, industry insights and interdisciplinary skillsets to generate intelligent autonomous solutions that efficiently leverage our expertise in robotics, automation and manufacturing to solve problems for our customers, irrespective of the industry sector in which they may operate.

In December 2022, we unveiled our new eBee™ VISION, a small, fixed-wing UAS designed to provide real-time, enhanced situational awareness for critical intelligence, surveillance and reconnaissance missions; and in April 2023, were awarded a federal contract from the U.S. Department of Defense’s Defense Innovation Unit (“DIU”) to produce and deliver eBee™ VISION fixed-wing drones and customized command and control software that proves compatible and is in full compliance with the DoD Robotic and Autonomous System-Air Interoperability Profile (“RAS-A IOP”). In addition, three branches of European military forces have taken delivery of eBee VISION drones in 2023. In anticipation of achieving commercial production of eBee VISIONs later this year, we have teams hosting live demonstrations of eBee VISION prototypes for officials of government and military agencies in Austria, the Baltics, Italy, Poland, Spain and across the United States.

In May 2023, we released the new RedEdge-P™ dual high resolution and RGB composite drone sensor, representing yet another AgEagle technological advancement in aerial imaging cameras, seamlessly integrating the power and performance of the RedEdge-P and the new RedEdge-P blue cameras in a single solution. The RedEdge-P dual doubles analytical capabilities with the benefit of a single camera workflow. Its coastal blue band – the first of its kind in the market – was specifically designed for vegetation analysis of water bodies; environmental monitoring; water management; habitat monitoring, protection and restoration; and vegetation species and weeds identification, including differentiating and counting plants, trees, invasive species and weeds.

In April 2023, AgEagle released Field Check for the Measure Ground Control mobile app. Measure Ground Control is a complete Software-as-a-Service solution for drone program management that is available as a web app and mobile app for both iOS and Android devices. The software’s capabilities include mission and equipment management, flight control, data processing and analysis, secure data storage and sharing, online collaboration and reporting. Field Check’s unique feature set enables users to review and validate the quality of their drone-captured imagery on-site. Capturing target imagery right the first time in one trip to a project site allows users to eliminate time loss and costs associated with project reworks by ensuring data capture is complete and ready for processing into high-resolution outputs before leaving a site. Reflecting our software development team’s superb problem-solving capabilities, Field Check provides our clients with a competitive edge in their drone operations and across the industries they serve by avoiding project repeats and downtime due to data processing errors or poor image quality.

●	AgEagle was awarded a Multiple Award Schedule (“MAS”) Contract by the U.S. federal government’s General Services Administration (“GSA”) – In April 2023, the centralized procurement arm of the federal government, the GSA, awarded us with a five-year MAS contract. The GSA Schedule Contract is a highly coveted award in the government contracting space and is the result of a rigorous proposal process involving the demonstration of products and services in-demand by government agencies, and the negotiation of their prices, qualifications, terms and conditions. Contractors selling through the GSA Contract are carefully vetted and must have a proven track record in the industry. We believe that this will serve to advance our efforts to achieve deeper penetration of the government sector over the next five years.

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●	Our eBee TAC UAS has been approved by the Defense Innovation Unit (DIU) for procurement by the Department of Defense. We believe that the eBee TAC is ideally positioned to become an in-demand, mission critical tool for the U.S. military, government and civil agencies and our allies worldwide; and expect that this will prove to be a major growth catalyst for our Company in 2022, positively impacting our financial performance in the years ahead. eBee TAC is available for purchase by U.S. government agencies and all branches of the military on GSA Schedule Contract #47QTCA18D003G, supplied by Hexagon US Federal and partner Tough Stump Technologies as a standalone solution or as part of the Aerial Reconnaissance Tactical Edge Mapping Imagery System (“ARTEMIS”). Tough Stump is actively engaged in training military ground forces based in the U.S. and in Central Europe on the use of eBee TAC for mid-range tactical mapping and reconnaissance missions.

●	Our eBee X series of fixed wing UAS, including the eBee X, eBee Geo and eBee TAC, are the first and only drones on the market to comply with Category 3 of the sUAS Over People rules published by the FAA. It is another important testament to our commitment to provide best-in-class solutions to our commercial customers, and we believe it will serve as a key driver in the growth of eBee utilization in the United States. We further believe it will improve the business applications made possible by our drone platform for a wide range of commercial enterprises which stand to benefit from adoption of drones in their businesses – particularly those in industries such as insurance for assessment of storm damage, telecommunications for network coverage mapping and energy for powerline and pipeline inspections, just to name a few.

●	Our eBee X series of drones are the world’s first UAS in its class to receive design verification for BVLOS and OOP from European Union Aviation Safety Agency (“EASA”). The EASA design verification report (“DVR”) demonstrates that the eBee X meets the highest possible quality and ground risk safety standards and, thanks to its lightweight design, effects of ground impact are reduced. As such, drone operators conducting advanced drone operations in 27 European Member States, Iceland, Liechtenstein, Norway, and Switzerland can obtain the HIGH or MEDIUM robustness levels of the M2 mitigation without additional verification from EASA. Regulatory constraints relating to limitations of BVLOS and OOP have continued to be a gating factor to widespread adoption of commercial drone technologies across a wide range of industry sectors worldwide. Being the first company to receive this DVR from EASA for M2 mitigation is a milestone for AgEagle and our industry in the European Union and will be key to fueling growth of our international customer base.

●	Our global reseller network currently has more than 200 drone solutions providers in 75+ countries – By leveraging our relationships with the specialty retailers that comprise our global reseller network, AgEagle benefits from enhanced brand-building, lower customer acquisition costs and increased reach, revenues and geographic and vertical market penetration. With the integration of our 2021 acquisitions completed in 2021 (the “2021 Acquisitions”), we can now leverage our collective reseller network to accelerate our revenue growth by educating and encouraging our partners to market AgEagle’s full suite of airframes, sensors and software as bundled solutions in lieu of marketing only previously siloed products or product lines to end users.

●	In November 2022, we partnered with government contractor W.S. Darley & Co. (“Darley”) to expand the market reach of AgEagle’s high performance fixed wing drones and sensors to the U.S. first responder and tactical defense markets. Distinguished as one of the nation’s longest standing government contracting organizations, Darley is expected to become a key contributor to AgEagle’s success in delivering best-in-class UAS solutions to a wide range of state and federal agencies. Providing our best-in-class autonomous flight solutions for public safety applications through trusted resellers like Darley represents an entirely new market opportunity for AgEagle and one we intend to vigorously pursue in the coming year.

Government Regulation

UAV Regulation

AgEagle is subject to industry-specific regulations due to the nature of the products we sell to our customers. For example, certain aspects of our U.S. business are subject to regulation by the Federal Aviation Administration (“FAA”), which regulates airspace for all air vehicles in the U.S. National Airspace System.

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In August 2016, the FAA’s final rules for routine use of certain small UAS in the U.S. National Airspace System went into effect, providing safety rules for small UAS (under 55 pounds) conducting non-recreational operations. These rules limit flights to visual-line-of-sight daylight operation, unless the UAS has anti-collision lights in which case twilight operation is permitted. The final rule also addresses height and speed restrictions, operator certification, optional use of a visual observer, aircraft registration and marking and operational limits, including prohibiting flights over unprotected people on the ground who are not directly participating in the operation of the UAS. Current FAA regulations require drone operators to register their systems with the FAA and secure operating licenses for their drones. These regulations continue to evolve to accommodate the integration of UAS into the National Airspace System for commercial applications.

In April 2021, the FAA’s final rule for remote identification of UAS went into effect. On the same day, the final rule for operation of small UAS over people also went into effect. This rule permits routine operations of small unmanned aircraft over people, moving vehicles and at night under certain conditions, provided that the operation meets the requirements of one of four operational categories.

On October 27, 2022, AgEagle announced that the Company’s eBee X series of fixed wing UAS were the first and only drones on the market at that time to comply with Category 3 (as defined below) of the Operations of Small Unmanned Aerial Systems Over People rules published by the FAA. Now that the eBee has proven compliant with Category 3 (as defined below) of the rules, eBee drone operators no longer need an FAA waiver for OOP or Operations Over Moving Vehicles. Category 3 eligible sUAS must not cause injury to a human being that is equivalent to or greater than the severity of injury caused by a transfer of 25 foot-pounds of kinetic energy upon impact from a rigid object, does not contain any exposed rotating parts that could lacerate human skin upon impact with a human being, and does not contain any safety defects. Category 3 aircraft also require FAA-accepted means of compliance and FAA-accepted declaration of compliance.

Our non-U.S. operations are subject to the laws and regulations of foreign jurisdictions, which may include regulations that are more stringent than those imposed by the U.S. government on our U.S. operations.

Domestic Hemp Production and Prevailing Regulatory Changes

With the passing of the 2018 Farm Bill in December 2018, industrial hemp is now recognized as an agricultural commodity, such as corn, wheat, or soybeans.

More specifically, the 2018 Farm Bill authorizes state departments of agriculture, including agencies representing the District of Columbia, the Commonwealth of Puerto Rico and any other territory or possession of the United States, and Indian tribal governments, to submit plans to the USDA applying for primary regulatory authority over the production of hemp in their respective state or tribal territory. For more information on state and tribal nation plan submissions, please visit https://www.ams.usda.gov/rules-regulations/hemp/state-and-tribal-plan-review.

As of January 15, 2023, 42 states, two U.S. territories and 53 tribal nations have had their hemp production plans approved by the USDA; and eight states and seven tribal nations require hemp growers to seek a USDA Hemp Producer License in order to operate.

Environmental

AgEagle is subject to various federal, state, local and non-U.S. laws and regulations relating to environmental protection, including the discharge, treatment, storage, disposal and remediation of hazardous substances and wastes. We could also be affected by future laws and regulations relating to climate change, including laws related to greenhouse gas emissions and regulating energy efficiency. These laws and regulations could lead to increased environmental compliance expenditures, increased energy and raw materials costs and new and/or additional investment in designs and technologies. We continually assess our compliance status and management of environmental matters to ensure our operations are in compliance with all applicable environmental laws and regulations. Investigation, remediation and operation and maintenance costs associated with environmental compliance and management of sites are a normal, recurring part of our operations. These costs often are allowable costs under our contracts with the U.S. government. While environmental protection regulations have not had a significant adverse effect on our overall operations historically, it is reasonably possible that costs incurred to ensure continued environmental compliance in the future could have a material impact on our results of operations, financial condition or cash flows if additional work requirements or more stringent clean-up standards are imposed by regulators, or if new areas of soil, air and groundwater contamination are discovered and/or expansions of work scope are prompted by the results of investigations.

15

Suppliers

In 2022, we maintained strong relationships established with companies that provide many of the parts and services necessary to construct our advanced fixed-wing drones and sensors. As our Company grows, we expect to pursue additional supplier relationships from which we can source less costly and better supplies to stay ahead of the needs of the market. In addition, we have forged strong relationships with key suppliers in the U.S. and in U.S.-allied countries based on their ability to meet our needs and delivery timelines. We will continue to expand upon our suppliers’ expertise to improve our existing products and develop new solutions. In 2022, we experienced some supply chain delays due primarily to logistical issues relating to COVID-19 shutdown mandates. We may continue to experience potential supply chain disruptions in 2023 for the same reason.

Operating Segment Revenues

The table below reflects our revenue by operating segment for the years indicated below:

Type	For 9 Months Ended September 30, 2023 (unaudited)	For Year Ended December 31, 2022 (audited)
Drones	$4,861,260	$9,840,321
Sensors	5,610,764	8,655,434
Software-as-a-Service (SaaS)	347,189	598,670
Total	$10,819,213	$19,094,425

Research and Development

Research and development activities are core components of our business, and we follow a disciplined approach to investing our resources to create new drone technologies and solutions. A fundamental part of this approach is a well-defined screening process that helps us identify commercial opportunities that support current desired technological capabilities in the markets we serve. Our research includes the expansion of our fixed wing products, providing for developing a portfolio of UAVs, sensors and ongoing software platform development costs, as well as other technological solutions to problems to which our existing and prospective customers must confront. We cannot predict when, if ever, we will successfully commercialize these projects, or the exact level of capital expenditures they could require, which could be substantial.

Organizational History

On March 26, 2018, our predecessor company, EnerJex Resources, Inc. (“EnerJex”), a Nevada company, consummated the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated October 19, 2017, pursuant to which AgEagle Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of EnerJex, merged with and into AgEagle Aerial Systems Inc., a privately held company organized under the laws of the state of Nevada (“AgEagle Sub”), with AgEagle Sub surviving as a wholly-owned subsidiary of EnerJex (the “Merger”). In connection with the Merger, EnerJex changed its name to AgEagle Aerial Systems Inc. (the “Company, “we,” “our,” or “us”) and AgEagle Sub changed its name initially to “Eagle Aerial, Inc.” and then to “AgEagle Aerial, Inc.” Prior to this merger, all of the EnerJex operations were conducted through EnerJex Kansas, Inc., Black Sable Energy, LLC, a Texas limited liability company (“Black Sable”) and Black Raven Energy, Inc. a Nevada corporation (“Black Raven”). Its leasehold interests were held in its wholly-owned subsidiaries Black Sable, Working Interest, LLC, EnerJex Kansas and Black Raven. As of December 31, 2021, the Company continued with the wholly-owned subsidiaries, AgEagle Aerial, Inc. and EnerJex Kansas, Inc.

16

On January 27, 2021 (“MicaSense Acquisition Date”), we entered into a stock purchase agreement (the “MicaSense Purchase Agreement”) with Parrot Drones S.A.S. and Justin B. McAllister (the “MicaSense Sellers”) pursuant to which the Company acquired 100% of the issued and outstanding capital stock of MicaSense, Inc. from the MicaSense Sellers (the “MicaSense Acquisition”). The aggregate purchase price for the shares of MicaSense was $23,000,000, less any debt, and subject to a customary working capital adjustment. MicaSense became a wholly-owned subsidiary of the Company as a result of the MicaSense Acquisition.

On April 19, 2021 (the “Measure Acquisition Date”), the Company entered into a stock purchase agreement (the “Measure Purchase Agreement”) with Brandon Torres Declet (“Mr. Torres Declet”), in his capacity as representative of the sellers, and the sellers named in the Measure Purchase Agreement (the “Measure Sellers”) pursuant to which the Company acquired 100% of the issued and outstanding capital stock of Measure Global, Inc. (“Measure”) from the Measure Sellers (the “Measure Acquisition”). The aggregate purchase price for the shares of Measure is $45,000,000, less the amount of Measure’s debt and transaction expenses, and subject to a customary working capital adjustment. Measure became a wholly-owned subsidiary of the Company as a result of the Measure Acquisition.

On October 18, 2021 (the “senseFly S.A. Acquisition Date”), the Company entered into a stock purchase agreement with Parrot Drones S.A.S. pursuant to which the Company acquired 100% of the issued and outstanding capital stock of senseFly S.A. from Parrot Drones S.A.S. (the “senseFly S.A. Purchase Agreement”) The aggregate purchase price for the shares of senseFly S.A. is $21,000,000, less the amount of senseFly S.A.’s debt and subject to a customary working capital adjustment. senseFly S.A. became a wholly-owned subsidiary of the Company as a result.

On October 18, 2021 (the “senseFly Inc. Acquisition Date), AgEagle Aerial and the Company entered into a stock purchase agreement (the “senseFly Inc. Purchase Agreement”) with Parrot Inc. pursuant to which AgEagle Aerial agreed to acquire 100% of the issued and outstanding capital stock of senseFly Inc. from Parrot Inc. The aggregate purchase price for the shares of senseFly Inc. is $2,000,000, less the amount of senseFly Inc.’s debt and subject to a customary working capital adjustment. senseFly Inc. became a wholly-owned subsidiary of the Company as a result.

Our Headquarters

Our principal executive offices are located at 8201 E. 34th Cir N, Wichita, Kansas 67226 and our telephone number is 620-325-6363. Our website address is www.ageagle.com.

Human Capital Resources

As of January 18, 2024, we employed sixty-four (64) full-time employees and one (1) part-time employee. We acknowledge that our employees are the Company’s most valued asset and the driving force behind our success. For this reason, we aspire to be an employer that is known for cultivating a positive and welcoming work environment and one that fosters growth, provides a safe place to work, supports diversity and embraces inclusion. To support these objectives, our human resources programs are designed to develop talent to prepare them for critical roles and leadership positions for the future; reward and support employees through competitive pay, benefit and perquisite programs; enhance the Company’s culture through efforts aimed at making the workplace more engaging and inclusive; acquire talent and facilitate internal talent mobility to create a high performing, diverse workforce; engage employees as brand ambassadors of the Company’s products; and evolve and invest in technology, tools and resources to enable employees at work.

Properties

As of December 31, 2023, the Company is a party to the following non-cancellable operating leases for manufacturing facilities and office space:

Location	Purpose	Initial Term (months)	Lease Expiration Date
8201 E. 34th Cir N Wichita, Kansas	Manufacturing Facility & Corporate Headquarters	36	October 31, 2026
Route de Genève 38 1033 Cheseaux-sur-Lausanne, Switzerland	Distribution & Assembly Facility & Offices	60	April 30, 2028
1300 N. Northlake Way Seattle, Washington	Offices	60	January 2026

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As of January 18, 2024, the Company held properties in Wichita, KS, Lausanne, Switzerland; and Seattle, WA and represent non-cancelable lease obligations assumed by the Company as a result of its 2021 business acquisitions of senseFly S.A., senseFly Inc., Measure Global Inc., and MicaSense, Inc., respectively. Starting late 2022, the Company has been engaged in consolidating its business and manufacturing operations from multiple offices to two centralized locations in Wichita, Kansas and Lausanne, Switzerland. We expect to complete our consolidation efforts before the end of 2024. We vacated our offices in Seattle, Washington and subleased the offices to a third party in May 2023.

Intellectual Property

As reflected in the table below, we currently have registered trademarks, several patents or pending patents for our proprietary drone, sensor and software technologies filed in the United States and certain jurisdictions abroad. As of December 31, 2023, our trademark portfolio includes 63 registered and/or pending in various countries and 21 patents in various stages of the patent granting process. We also consider our UAV and sensor manufacturing processes to be trade secrets and have non-disclosure agreements with current employees and business partners to protect those and other trade secrets held by the Company. Risks related to the protection and exploitation of IP rights are set forth in “Risk Factors.”

Trademarks
Mark	Country	Application No.	Filing Date	Registration No.	Registration Date	Status
(RE)DEFINING AGRICULTURAL DRONE SENSING	US	88/521832	7/18/2019	6078193	6/16/2020	Registered
ALTUM	US	88/412439	5/2/2019	6823409	8/23/2022	Registered
	US	97/174411	12/15/2021	6918181	12/6/2022	Registered
	Canada	2198057	6/15/2022			Pending
	China		6/15/2022	1672211	6/15/2022	Registered
ALTUM-PT	European Union		6/15/2022	1672211	6/15/2022	Registered
	Japan		6/15/2022			Pending
	Mexico		6/15/2022			Pending
	Madrid Protocol	A0124015	6/15/2022	1672211	6/15/2022	Registered
MICASENSE	US	86/659942	6/11/2015	4922111	3/22/2016	Registered
REDEDGE	US	88/749873	1/7/2020	6344611	5/11/2021	Registered
REDEDGE-MX	US	88/749880	1/7/2020	6359035	5/25/2021	Registered
	US	97/105307	11/2/2021	6917109	12/6/2022	Registered
	Canada	2189471	4/29/2022			Pending
REDEDGE-P	European Union		4/29/2022	1664529	4/29/2022	Registered
	Japan		4/29/2022			Pending
	Mexico		4/29/2022			Pending
	Madrid Protocol	A0122452	4/29/2022	1664529	4/29/2022	Registered
THE SENSOR THAT DOESN’T COMPROMISE	US	88/521846	7/18/2019	6062427	5/26/2020	Registered
AGEAGLE	US	68/08302	7/20/2021	90837274	8/2/2022	Registered
THE DRONE AGE	US	88/946058	6/3/2020			Pending
	Canada	2068393	12/3/2020			Pending
SENSEFLY, A KAMBILL COMPANY AND DESIGN	India		12/16/2021	5249406	8/1/2022	Registered
	Australia		3/13/2013	1553690	3/13/2013	Registered
	Brazil		3/25/2013	840461313	1/12/2016	Registered
	Brazil		3/25/2013	840461305	3/6/2018	Registered
	Canada	TMA932233	3/15/2013	1618501	3/21/2016	Registered
	China		3/13/2013	1156183	12/24/2013	Registered
	European Union		3/13/2013	1156183	3/13/2017	Registered
EBEE	Russia		3/13/2013	1156183	11/13/2014	Registered
	South Africa	2013/06574	3/14/2013			Pending
	South Africa	2013/06573	3/14/2013			Pending
	Switzerland	61158/2012	9/18/2012	638841	1/21/2013	Registered
	US	79128567	3/13/2013	4503673	4/1/2014	Registered
	WIPO		3/13/2013	7/8/5065	3/13/2013	Registered
	Australia		1/22/2015	1241930	1/22/2015	Registered
	Brazil		1/30/2015	908933975		Registered
	China		1/22/2015	1241930	1/22/2015	Registered
	European Union		1/22/2015	1241930	1/22/2015	Registered
EXOM	Russia		1/22/2015	1241930	1/22/2015	Registered
	South Africa		1/23/2015	2015/01806		Pending
	Switzerland	59684/2014	8/20/2014	663964	9/24/2014	Registered
	WIPO		1/22/2015	1241930	1/22/2015	Registered
	United Kingdom		1/22/2015	UK00801241930	2/11/2016	Registered
	Australia		11/8/2011	1100123	11/8/2011	Registered
	Brazil		3/4/2016	910715637	4/17/2018	Registered
	Brazil		3/4/2016	910715580	4/17/2018	Registered
	Canada	TMA1013798	2/25/2016	1769512	1/24/2019	Registered
	China		11/8/2011	1100123	11/8/2011	Registered
SENSEFLY	European Union		11/8/2011	1100123	11/8/2011	Registered
	Russia		11/8/2011	1100123	11/8/2011	Registered
	Switzerland	62950/2010	5/8/2011	615741	5/26/2011	Registered
	US	79106546	11/8/2011	4166369	7/3/2012	Registered
	WIPO			1100123	11/8/2011	Registered
	Australia		9/9/2016	1814255	9/9/2016	Registered
	China			1322220	9/9/2016	Registered
	European Union			132220	9/9/2016	Registered
ALBRIS	Russia			132220	9/9/2016	Registered
	Switzerland	53355/2016	3/16/2016	685791	3/30/2016	Registered
	US	79197603	9/9/2016	5178765	4/11/2017	Registered
	WIPO			132220	9/9/2016	Registered
EBEE TAC	Switzerland	15306/2020	10/29/2020	754619	11/6/2020	Registered
	WIPO		4/21/2021	1615756	4/21/2021	Registered

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Patents and Pending Patents
Invention Name	Country Code	Status	Application No.	Filing Date	Publication No.	Publication Date	Patent No.	Patent Date
REFLECTANCE PANELS FEATURING MACHINE-READABLE SYMBOL AND METHODS OF USE	US	NP-Filed	62/160732	5/13/15
REFLECTANCE PANELS FEATURING MACHINE-READABLE SYMBOL AND METHODS OF USE	US	Granted	15/154719	5/13/16	20170352110	12/7/17	10467711	11/5/19
THERMAL CALIBRATION OF AN INFRARED IMAGE SENSOR	US	Granted	15/620627	6/12/17	20170358105	12/14/17	10518900	12/31/19
THERMAL CALIBRATION OF AN INFRARED IMAGE SENSOR	US	NP-Filed	62/350116	6/14/16
MULTI-SENSOR IRRADIANCE ESTIMATION	PCT	Converted	US2017/066524	12/14/17	WO2018/136175	7/26/18
MULTI-SENSOR IRRADIANCE ESTIMATION	US	Granted	16/037952	7/17/18	20180343367	11/29/18	11290623	3/29/22
MULTI-SENSOR IRRADIANCE ESTIMATION	China	Published	201780083888.1	12/14/17	CN110291368A	9/27/19
MULTI-SENSOR IRRADIANCE ESTIMATION	Europe	Published	17892899.0	12/14/17	3571480	11/27/19
MULTI-SENSOR IRRADIANCE ESTIMATION	Japan	Published	2019-529189	12/14/17	2020-515809	5/28/20
IMAGE SENSOR AND THERMAL CAMERA DEVICE, SYSTEM AND METHOD	Europe	Published	19892185.0	12/3/19	3890466	10/13/21
IMAGE SENSOR AND THERMAL CAMERA DEVICE, SYSTEM AND METHOD	China	Allowed	201980079714.7	12/3/19	CN113226007A	8/6/21
IMAGE SENSOR AND THERMAL CAMERA DEVICE, SYSTEM AND METHOD	US	Published	17/299258	6/2/21	20220038644	2/3/22
IMAGE SENSOR AND THERMAL CAMERA DEVICE, SYSTEM AND METHOD	PCT	Converted	US2019/064296	12/3/19	WO2020/117847	6/11/20
DIFFUSER FOR IRRADIANCE SENSOR	US	Published	17/720093	4/13/22	20220333979	10/20/22
DIFFUSER FOR LIGHT SENSOR	US	NP-Filed	63/174929	4/14/21
AERIAL IMAGING SYSTEM AND METHOD HAVING MULTISPECTRAL AND PANCHROMATIC SENSORS	PCT	Pending	US2022/075938	9/2/22
AERIAL IMAGING SYSTEM AND METHOD HAVING MULTISPECTRAL AND PANCHROMATIC SENSORS	US	NP-Filed	63/240730	9/3/21
CAMERA	US	Granted	29/691510	5/16/19			D907099	1/5/21
CAMERA	US	Granted	29/691512	5/16/19			D907100	1/5/21
LIGHT SENSOR	US	Granted	29/691513	5/16/19			D906845	1/5/21
LENS HOUSING	US	Granted	29/691516	5/16/19			D907102	1/5/21

19

PRIVATE PLACEMENT

Engagement Letter

The Company entered into an Engagement Letter, dated November 15, 2023, with Dawson pursuant to which Dawson agreed to serve as the sole placement agent for the Company, on a reasonable best efforts basis, in connection with the placement of the Company’s Series F Preferred (as defined below) and associated warrants to purchase Common Stock as well as Common Stock.

Pursuant to the Engagement Letter, the Company issued to Dawson 1,483,560 Warrant Shares underlying the Warrants at the exercise price of $0.1247 per warrant, equal to 10% of the total number of warrants sold in the offering. Subsequent to the issuance and prior to the date of this prospectus, warrants for 1,281,796 of the 1,483,560 Warrant Shares were assigned by Dawson to certain Selling Shareholders. These Warrant Shares have the same terms as the November Additional Warrants (as defined below) except that such Warrant Shares have a five (5) year term and do not include any anti-dilution protection provisions in connection with a subsequent equity issuance, or otherwise.

Assignment, Waiver and Amendment Agreement

The Company entered into the Series F Agreement, dated June 26, 2022, with an institutional investor, which is an existing shareholder of the Company. Pursuant to the terms of the Series F Agreement, pending shareholder approval which was obtained at the Company’s Special Meeting held on February 3, 2023, the investor has the right until August 3, 2024 (18 months after shareholder approval), in its sole discretion (the “Additional Investment Right”), to purchase up to a total aggregate additional stated value of the Company’s Series F 5% Convertible Preferred Stock (“Series F Preferred”) in minimum aggregate subscription amount tranches of $2,000,000 each (the “Minimum Subscription Requirement”), up to a total aggregate additional stated value of Series F Preferred equal to $25,000,000 (the “Additional Investment Right”), at a purchase price equal to the volume-weighted average prices of the Company’s Common Stock for three trading days prior to the date the investor gives notice to the Company that it exercised its Additional Investment Right (the “Investor Notice”).

The Company entered into the Assignment Agreement, dated November 15, 2023, with the investor pursuant to which, among other things, (i) the investor transferred and assigned to certain institutional and accredited investors (the “Assignees”), the rights and obligations to purchase up to $1,850,000 of Series F Preferred pursuant to the Additional Investment Right provided in the Series F Agreement (the “Assigned Rights”), (ii) the Series F Agreement was amended so that the Assignees are party thereto and have the same rights and obligations thereunder as the investor to the extent of the Assigned Rights, (iii) the time period during which the investor can provide an Investor Notice was extended from August 3, 2024 until February 3, 2025; and (iv) the investor and the Company agreed to a one-time waiver of the Minimum Subscription Requirement to allow exercise of the Assigned Rights.

Pursuant to the Investor Notices received by the Company from the investor and the Assignees on November 15, 2023, delivered in connection with the Assignment Agreement, the investor and the Assignees have provided notices of their desire to purchase 1,850 shares of Series F Preferred (the “November Additional Series F Preferred”) convertible into 14,835,605 shares of Common Stock (the “November Conversion Shares”) at a conversion price of $0.1247 per share (which was adjusted to $0.10 per share as a result of the Common Stock Offering defined below) and warrants (the “November Additional Warrants”) to purchase up to 14,835,605 shares of our Common Stock an initial exercise price of $0.1247 per share (which was adjusted to $0.10 per warrant as a result of the Common Stock Offering defined below) for an aggregate purchase price of $1,850,000. The November Additional Warrants are exercisable upon issuance and has a three-year term (the “Series F Offering”).

Securities Purchase Agreement

Subsequent to the Company’s receipt of Investor Notices from the Investor and the Assignees, also on November 15, 2023, the Company entered into a Securities Purchase Agreement with three accredited investors (the “Accredited Investors”) pursuant to which the Company sold to the Accredited Investors 1,500,000 shares of Common Stock at $0.10 per share for an aggregate purchase price of $150,0000 pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-252801), which was initially filed with the United States Securities and Exchange Commission (the “SEC”) on February 5, 2021 and was declared effective on May 6, 2021. The shares of Common Stock sold to the Accredited Investors in the offering were issued pursuant to a prospectus supplement and accompanying prospectus dated November 15, 2023 (the “Common Stock Offering”).

20

On November 24, 2023, the Company closed both the Series F Offering and the Common Stock Offering and raised an aggregate of $2,000,000 in gross proceeds. The November Additional Series F Preferred, the November Conversion Shares and the Common Stock were issued pursuant to an effective shelf registration statement on Form S-3 (File No. 333-252801), which was declared effective on May 6, 2021, and a prospectus supplement dated November 15, 2023. The November Additional Warrants and the 1,483,560 Warrant Shares were issued in a concurrent private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and have not been registered under the Securities Act, or applicable state securities laws.

Warrants

The exercise price of the Warrants and the number of Warrant Shares issuable upon the exercise thereof will be subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, as described in the Warrants, but has no anti-dilution protection provisions. The Warrants will be exercisable on a “cashless” basis only in the event there is no effective registration statement registering, or the prospectus contained therein is not available for the sale of the Warrant Shares. The Warrants contain a beneficial ownership limitation, such that none of such Warrants may be exercised, if, at the time of such exercise, the holder would become the beneficial owner of more than 4.99% or 9.99%, as determined by the holder, of the Company’s outstanding shares of Common Stock following the exercise of such Warrant (the “Beneficial Ownership Limitation”).

No later than forty-five (45) calendar days after the date of the execution of the Purchase Agreement, the Company shall file a registration statement on Form S-1 (or other appropriate form) providing for the resale by the investors of the Warrant Shares issuable upon exercise of the Warrants. The Company shall use commercially reasonable efforts to cause the registration statement to become effective, (i) in the event that the registration statement is not subject to a full review by the Commission, thirty (30) calendar days following the filing date, or (ii) in the event that the registration statement is subject to a full review by the SEC, sixty (60) calendar days following the filing date, and to keep the registration statement effective at all times until no Investor owns any Common Warrants or Warrant Shares issuable upon exercise thereof.

We are registering the offer and sale of the Warrant Shares by the Selling Shareholders to satisfy certain registration rights we have granted.

Our registration of the Warrant Shares covered by this prospectus does not mean that the Selling Shareholders will offer or sell any of the Warrant Shares if or when exercised. The Selling Shareholders may offer, sell or distribute all or a portion of their Warrant Shares publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Shareholders may sell the Warrant Shares in the section titled “Plan of Distribution.”

21

THE OFFERING

Shares Offered by the Selling Shareholders:	16,319,165

Common Stock Outstanding Prior to the Exercise of the Warrants by the Selling Shareholders:	142,520,163

Common Stock Outstanding Assuming the Full Exercise of the Warrant by the Selling Shareholders:	158,839,328

Use of Proceeds:	We will not receive any proceeds from the sale of shares by the Selling Shareholders. We will receive the proceeds of approximately $1.6 million from the full exercise of the Warrants for cash, which we intend to use for general corporate and working capital purposes. The Warrants will be exercisable on a “cashless” basis only in the event there is no effective registration statement registering, or the prospectus contained therein is not available for the sale of the Warrant Shares; in which case we would not expect to receive any gross proceeds from the cashless exercise of the Warrant.

Risk Factors:	You should carefully read the “Risk Factors” on page 23 and other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Common Stock.

Symbol for Our Common Stock:	UAVS

*	All securities held by the Selling Shareholders that are convertible or exercisable into shares of our Common Stock are subject to a Beneficial Ownership Limitation, which limits the Selling Shareholders from converting or exercising such securities in the event the conversion or exercise will result in each Selling Shareholders beneficially owning more than either 4.99% or 9.99% of our issued and outstanding shares of Common Stock. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and includes any shares as to which the security or shareholder has sole or shared voting power or investment power and also any shares which the security or shareholder has the right to acquire within a forward-looking 60-day period, whether through the exercise or conversion of any preferred share, option, convertible security, warrant or other right.

22

RISK FACTORS

Investment in our Common Stock involves a high degree of risk. Prior to making a decision about investing in our Common Stock, you should consider carefully the risk factors incorporated by reference in this prospectus, including the risk factors described in the section titled “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on April 4, 2023, together with the other information set forth in this prospectus, and in the other documents that we include or incorporate by reference into this prospectus, as updated by our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we make with the SEC, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Those risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that event the trading price of our Common Stock could decline, and you may lose all or part of your investment.

For more information about our SEC filings, please see “Where You Can Find Additional Information” and “Incorporation by Reference.”

USE OF PROCEEDS

All of the Warrant Shares covered by this prospectus are being sold by the Selling Shareholders. We will not receive any proceeds from the sale of the Warrant Shares. We will receive approximately $1.6 million if the Warrants are exercised in full for cash, and we intend to use it for general corporate and working capital purposes.

The Selling Shareholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Shareholders in disposing of the Warrant Shares. We will bear all other costs, fees, and expenses incurred in effecting the registration of the Warrant Shares covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and our accountants.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which our Common Stock may be sold by the Selling Shareholders under this prospectus.

DIVIDEND POLICY

We have never declared any cash dividends since inception and we do not anticipate paying any dividends in the foreseeable future. Instead, we anticipate that all of our earnings will be used to provide working capital, to support our operations, and to finance the growth and development of our business subsidiaries to, directly or indirectly pay cash dividends or distributions on any equity securities of the Company.

23

SELLING SHAREHOLDERS

We have prepared this prospectus to allow the Selling Shareholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 16,319,165 Warrant Shares.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and includes any shares as to which the security or shareholder has sole or shared voting power or investment power and also any shares which the security or shareholder has the right to acquire within 60 days of January [•], 2024, whether through the exercise or conversion of any preferred stock, stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the security or shareholder that he, she or it is a direct or indirect beneficial owner of those shares. The following table sets forth the number of our Common Stock beneficially owned by the Selling Shareholders as of January [•], 2024:

	Beneficial Ownership Before Offering			Number of Shares of	Beneficial Ownership After Offering (1)
Name	Number of Shares of Common Stock	Percent		Common Stock offered by Selling Shareholder	Number of Shares of Common Stock(2)		Percent
Alpha Capital Anstalt(3)	14,237,764	9.99	%(5)	5,212,510	14,237,764	(4)	9.99	%(5)
James Satloff ttee Dustin Nathaniel Satloff u/a 6/1/1993(6)	200,481	*		200,481	-		0
James Satloff (7)	400,962	*		400,962	-		0
James Satloff ttee Emily U Satloff Family Trust u/a 3/25/1993 (8)	400,962	*		400,962	-		0
James Satloff ttee Theodore Jean Satloff Trust u/a 10/4/1996 (9)	200,481	*		200,481	-		0
Joseph Reda (10)	7,111,756	4.99%		4,663,338	7,111,756		4.99%
Jonathan Schechter (11)	950,962	*		950,962	-		0
Gregory Castaldo (12)	4,009,623	2.8%		4,009,623	-		0
Dawson James Securities Inc. (13)	201,764	*		201,764	-		0
Timothy Tyler Berry (14)	78,081	*		78,081	-		0

*	Less than 1%

(1)	Percentage of shares beneficially owned after the resale of all the Warrant Shares offered by this prospectus assumes there are 142,520,163 shares of outstanding Common Stock prior to the issuance of any Common Stock upon the exercise of the Warrant and 63,187,179 of issued warrants.
(2)	Assumes the sale of all registered shares in the offering.
(3)	The address of Alpha Capital Anstalt (“Alpha”) is Altenbach 8, FL-9490 Vaduz, Principality of Liechtenstein.
(4)	Beneficial ownership reflects the maximum number of shares of Common Stock that may be acquired by Alpha subject to the Beneficial Ownership Limitation, which limits Alpha from converting or exercising such securities in the event the conversion or exercise will result in Alpha owning more than 9.99% of our issued and outstanding Common Stock.
(5)	All securities held by Alpha that are convertible or exercisable into our Common Stock are subject to the Beneficial Ownership Limitation, which limits Alpha from converting or exercising such securities in the event the conversion or exercise will result in Alpha owning more than 9.99% of our issued and outstanding Common Stock.
(6)	The address of James Satloff ttee Dustin Nathaniel Satloff u/a 6/1/1993 is 10 Gracie Square, Apartment 9E, New York, NY 10028.
(7)	The address of James Satloff is 10 Gracie Square, Apartment 9E, New York, NY 10028.
(8)	The address of James Satloff ttee Emily U Satloff Family Trust u/a 3/25/1993 is 10 Gracie Square, Apartment 9E, New York, NY 10028.
(9)	The address of James Satloff ttee Theodore Jean Satloff Trust u/a 10/4/1996 is 10 Gracie Square, Apartment 9E, New York, NY 10028.
(10)	Beneficial ownership reflects the maximum number of shares of Common Stock that may be acquired by Joseph Reda is subject to the Beneficial Ownership Limitation, which limits Joseph Reda from converting or exercising such securities in the event the conversion or exercise will result in Joseph Reda owning more than 4.99% of our issued and outstanding Common Stock. The address of Joseph Reda is 1324 Manor Circle, Pelham, NY 10803.
(11)	The address of Jonathan Schechter is 135 Sycamore Drive , Roslyn, NY 11576.
(12)	The address of Gregory Castaldo is 3776 Steven James Drive, Garnet Valley, PA 19060.
(13)	The address of Dawson James Securities Inc. is 1 Wolfs Lane, Suite 316, Pelham, NY 10803.
(14)	The address of Timothy Tyler Berry is 4 Millers Way, Old Lyme, CT 06371.

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Certain Relationships with Selling Shareholders

Sales of Series F Preferred and Series F Warrants to Alpha Capital Anstalt (“Alpha”) in June 2022

On June 26, 2022, the Company entered into the Series F Agreement with Alpha Capital Anstalt (“Alpha”). Pursuant to the terms of the Series F Agreement, the Board of Directors of the Company (the “Board”) designated a new series of preferred stock, the Series F 5% Preferred Convertible Stock (“Series F Preferred”) and authorized the sale and issuance of up to 35,000 shares of Series F Preferred. The Company sold and issued to Alpha 10,000 shares of Series F Preferred for an aggregate purchase price and gross proceeds of $10,000,000 and received proceeds of $9,920,000 net of issuance costs. The shares of Series F Preferred are convertible into shares of Common Stock at the initial conversion price of $0.62 per share, subject to adjustment. Alpha is entitled to receive cumulative dividends at the rate per share (as a percentage of the $1,000 stated par value per share of Series F) of 5% per annum, payable on January 1, April 1, July 1 and October 1, beginning on first conversation date of June 30, 2022 and subsequent conversion dates. The Series F Preferred has no voting rights, except that the Company shall not undertake certain corporate actions as set forth in the Certificate of Designation that would materially impact the holders of Series F Preferred without their consent.

In connection with the Series F Agreement, the Company also issued to Alpha a warrant to purchase 16,129,032 shares of Common Stock, par value $0.001 per share (“Series F Warrants”) with an initial exercise price equal to $0.96, subject to adjustment, per share of Common Stock. The Series F Warrants, and the shares of Common Stock underlying the Series F Warrants are collectively referred to as the “Series F Warrant Shares”. The Series F Warrants are not exercisable for the first six months after its issuance and has a three-year term from its exercise date.

Until August 3, 2024 (i.e., eighteen months after shareholder approval is obtained), Alpha has the right to purchase up to $25,000,000 of additional shares of Series F Preferred and Series F Warrants (collectively the “Series F Option”) at a purchase price equal to the average of the volume weighted average price for three trading days prior to the date that Alpha gives notice to the Company that it will exercise the Series F Option.

Until December 30, 2022, upon any issuance by the Company or any of its subsidiaries of Common Stock or Common Stock equivalents for cash consideration, indebtedness or a combination of units thereof (a “Subsequent Financing”), Alpha will have the right to participate up to an amount of the Subsequent Financing equal to 50% of the Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing. This event did not occur and has been extended through subsequent extensions, which currently has a date until April 1, 2024.

Sales of Note and December 2022 Warrant to Alpha in December 2022

On December 6, 2022, the Company and Alpha entered into another Securities Purchase Agreement pursuant to which the Company sold and issued to Alpha an 8% original issue discount promissory note in the aggregate principal amount of $3,500,000 (the “Note”), and an additional warrant to purchase up to 5,000,000 shares of the Company’s Common Stock at an initial exercise price of $0.44 per share, subject to adjustment (the “December 2022 Warrant”). The Note is an unsecured obligation of the Company and has an original issue discount of 4% and bears interest at 5% per annum. The unpaid principal amount of the Note will become due on the earlier of December 31, 2024 (the “Maturity Date”). Beginning June 1, 2023 and on the first business day of each month thereafter, the Company shall pay 1/20th of the original principal amount of the Note plus any accrued but unpaid interest, with any remaining principal plus accrued interest payable in full upon the Maturity Date. In addition, to the extent the Company raises any equity capital (by private placement, public offering or otherwise), the Company shall utilize 50% of the net proceeds from such equity financing to prepay the Note, within two business days of the Company’s receipt of such funds. In the event such equity financing is provided by Alpha pursuant to the terms of Series F Agreement (the “Additional Investment”), Alpha would accept 50% less warrant coverage in connection with such Additional Investment, up to $3,300,000 of such Additional Investment.

The December 2022 Warrant is not exercisable for the first six months after issuance and has a five-year term from the exercise date. Upon the issuance of the Note and December 2022 Warrant, a down round or anti-dilution trigger event occurred resulting in the conversion rate on the Series F and the exercise price of the Series F Warrants issued with the Series F Preferred adjusting down to $0.44 from $0.62 and $0.96, respectively.

On August 14, 2023, the Company and Alpha entered into a Note Amendment Agreement to, among other things, increase the principal amount of the Note by $595,000 so that the current principal amount of the Note is $4,095,000, and defer certain Monthly Amortization Payments.

On September 15, 2023, the Company and Alpha entered into a Warrant Exchange Agreement pursuant to which the Company issued to Alpha 5,000,000 shares of common stock in exchange for the December 2022 Warrant for no consideration. As a result, the December 2022 Warrant is no longer outstanding.

On October 5, 2023, the Company and Alpha entered into a Second Note Amendment Agreement to, among other things, defer certain Amortization Payments and partially waive the Event of Default as a result of the resignation of a majority of the officers listed therein.

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Sales of Additional Series F Preferred and Additional Warrant to Alpha in March 2023

On March 9, 2023, Alpha delivered a notice to the Company exercising its Series F Option (as defined below) to purchase an additional 3,000 shares of Series F (the “Additional Series F Preferred”) convertible into 2,381 shares of the Company’s Common Stock at a conversion price of $0.42 per share and associated Common Stock warrant to purchase up to 7,142,715 shares of Common Stock at the exercise price of $0.42 per share warrant (the “Additional Warrant”) for an aggregate purchase price of $3,000,000. The Additional Warrant is exercisable upon issuance and has a three-year term. On March 10, 2023, the Company issued and sold the Additional Series F Preferred and the Additional Warrant. As a result of the issuance of the Additional Series F Preferred, a down round or anti-dilution trigger event occurred resulting in the conversion rate on the Series F Preferred and the exercise price of the Series F Warrants issued with the Series F adjusting down to $0.42 from $0.44.

Sales of Common Stock and Warrants to Alpha in June 2023

On June 5, 2023, the Company, Alpha and two other institutional investors (collectively, the “Investors”) entered into a Securities Purchase Agreement (the “Purchase Agreement”). Pursuant to the Purchase Agreement, the Company sold and issued to Alpha 5,660,000 shares of Common Stock at $0.25 per share and warrants to purchase up to 8,490,000 shares of Common Stock, exercisable at $0.38 per share (the “June 2023 Warrants”), for an aggregate purchase price of $1,415,000. The Company has agreed to certain restrictions on future stock offerings, including that during the 90 day period following June 5, 2023, the Company will not (i) issue (or enter into any agreement to issue) any shares of common stock or common stock equivalents, subject to certain exceptions, or (ii) file any registration statement or any amendment or supplement thereto relating to the offering or resale of any shares of the Company or any securities convertible into or exercisable or exchangeable for shares of Company, subject to certain exceptions. From the June 5, 2023 until the six (6) month anniversary of the date of closing, neither the Company nor any subsidiary shall effect or enter into an agreement to effect any issuance by the Company or any of its subsidiaries of shares of common stock or common stock equivalents (or a combination of units thereof) involving a variable rate transaction, subject to certain exceptions.

For twelve months following the closing date of the Offering, in the event the Company or any of its subsidiaries proposes to offer and sell shares of Common Stock or common stock equivalents (the “Offered Securities”) to investors primarily for capital raising purposes (each, a “Future Offering”), the Investors shall have the right, but not the obligation, to participate in each such Future Offering in an amount of up to 50% in the aggregate of the offered securities.

The June 2023 Warrants are for a term of 5.5 years commencing on the closing date, but are not exercisable for the first six months after closing. The exercise price of the June 2023 Warrants and the number of shares of Common Stock underlying the June 2023 Warrants (the “Warrant Shares”) issuable upon the exercise thereof will be subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, but has no anti-dilution protection provisions. The June 2023 Warrants are exercisable on a “cashless” basis only in the event there is no effective registration statement registering, or the prospectus contained therein is not available for the sale of the Warrant Shares. The June 2023 Warrants contain a beneficial ownership limitation, such that none of such June 2023 Warrants may be exercised, if, at the time of such exercise, Alpha would become the beneficial owner of more than 4.99% or 9.99%, as determined by Alpha, of the Company’s outstanding shares of Common Stock following the exercise of such June 2023 Warrants.

On July 19, 2023 (i.e., within forty-five (45) calendar days after June 5, 2023), the Company filed a registration statement on Form S-1 (File No. 333-273332) providing for the resale by Alpha of the Warrant Shares issuable upon exercise of the June 2023 Warrants. The registration statement (File No. 333-273332) was declared effective by the SEC on July 27, 2023.

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As a result of entering into the Purchase Agreement, a down round or anti-dilution trigger event occurred resulting in the conversion rate on the Series F and the exercise price of the Series F Warrants issued with the Series F adjusting down to $0.25 from $0.42.

Sales of Additional Series F Preferred and Additional Warrant to Alpha in November 2023

On November 15, 2023, the Company and Alpha entered into the Assignment Agreement, pursuant to which, among other things, (i) Alpha transferred and assigned to certain institutional and accredited investors (the “Assignees”), the rights and obligations to purchase up to $1,850,000 of Series F Preferred pursuant to the Additional Investment Right provided in the Series F Agreement (the “Assigned Rights”), (ii) the Series F Agreement was amended so that the Assignees are party thereto and have the same rights and obligations thereunder as the investor to the extent of the Assigned Rights, (iii) the time period during which the investor can provide an Investor Notice was extended from August 3, 2024 until February 3, 2025; and (iv) Alpha and the Company agreed to a one-time waiver of the Minimum Subscription Requirement to allow exercise of the Assigned Rights.

Pursuant to the Investor Notice received by the Company from Alpha, the Company sold to Alpha 650 shares of November Additional Series F Preferred convertible into 5,212,510 shares of Common Stock at a conversion price of $0.1247 per share (which was adjusted to $0.10 per share as a result of the Common Stock Offering) and November Additional Warrants to purchase up to 5,212,510 shares of our Common Stock an initial exercise price of $0.1247 per share (which was adjusted to $0.10 per warrant as a result of the Common Stock Offering) for an aggregate purchase price of $650,000.

Conversion of Series F Preferred by Alpha in January 2024

On January 8, 2024, Alpha converted 200 shares of Series F Preferred into 2,000,000 shares of Common Stock. As of the date hereof, Alpha holds 5,725 shares of Series F Preferred. Accordingly, as of January 18, 2024, the Company had 5,875 shares of Series F Preferred outstanding.

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PLAN OF DISTRIBUTION

The Selling Shareholders and any of its pledgees, assignees and successors-in-interest, may, from time to time, sell any or all of their Common Stock covered by this prospectus hereby on the principal trading market or any other stock exchange, market or trading facility on which our Common Stock are traded or in private transactions.

These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling such Common Stock:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;
●	block trades in which the broker dealer will attempt to sell the Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker dealer as principal and resale by the broker dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;
●	in transactions through broker dealers that agree with the Selling Shareholders to sell a specified number of such Common Stock at a stipulated price per share;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Warrant Shares may also be sold under Rule 144 under the Securities Act, if available for the Selling Shareholders, rather than under this prospectus. The Selling Shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of Warrant Shares if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Shareholders may pledge their Shares to brokers under the margin provisions of customer agreements. If a Selling Shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged Warrant Shares. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Common Stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the Warrant Shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the Warrant Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell Warrant Shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The Selling Shareholders and any other persons participating in the sale or distribution of the Warrant Shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the Warrant Shares by, the Selling Shareholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the Warrant Shares. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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If any of the Warrant Shares offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the Selling Shareholders will sell all or any portion of the Warrant Shares offered under this prospectus.

The Company will pay all fees and expenses incident to the registration of the Warrant Shares being offered under this prospectus. The Selling Shareholders are each individually responsible for paying any discounts, commissions and similar selling expenses it incurs.

We and the Selling Shareholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

The following summary of the terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to our Articles of Incorporation, as amended, or articles of incorporation, and Amended and Restated Bylaws, or bylaws, copies of which are on file with the SEC as exhibits to registration statements previously filed by us. See “Where You Can Find More Information.”

General

Our authorized capital stock consists of 275,000,000 shares, of which 250,000,000 shares are designated as Common Stock, and 25,000,000 shares are designated as preferred stock, par value $.001 per share of which (i) no shares have been designated as Series A Preferred Stock, (ii) 1,764 shares have been designated as Series B Preferred Stock, (iii) 10,000 shares have been designated as Series C Preferred Stock, (iv) 2,000 shares have been designated as Series D Preferred Stock, (v) 1,050 shares have been designated as Series E preferred stock, and (vi) 35,000 shares have been designated as Series F Preferred Stock.

As of January 18, 2024, we had 142,520,163 shares of Common Stock issued and outstanding, and 5,875 shares of Series F Preferred outstanding.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action other than the election of directors shall be authorized by a majority of the votes cast, except where the NRS prescribes a different percentage of votes and/or exercise of voting power.

Dividend Rights

Subject to the rights of the holders of preferred stock, the holders of outstanding common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that the Board of Directors may determine.

No Preemptive or Similar Rights

Holders of our common stock do not have preemptive rights and shares of our common stock are not convertible or redeemable.

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Right to Receive Liquidation Distributions

Subject to the rights of the holders of preferred stock, as discussed below, upon our dissolution, liquidation or winding-up, our assets legally available for distribution to our stockholders are distributable ratably among the holders of common stock.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 25,000,000 shares of preferred stock in one or more series and to fix the number, rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control or other corporate action. Our Board of Directors has previously designated (i) no shares have been designated as Series A Preferred Stock, (ii) 1,764 shares have been designated as Series B Preferred Stock, (ii) 10,000 shares have been designated as Series C Preferred Stock and (iii) 2,000 shares have been designated as Series D Preferred Stock and 1,050 shares have been designated as Series E. In June 2022, our board of directors designated a new series of Preferred Stock, the Series F 5% Preferred Convertible Stock (“Series F”), and authorized the sale and issuance of up to 35,000 shares of Series F. In a registered direct offering on June 26, 2022, the Company issued and sold to Alpha 10,000 shares of Series F. After 4,137 shares of Series F converted into Common Stock, 5,863 shares of Series F remained outstanding as of December 31, 2022. In a private placement on March 9, 2023, the Company issued and sold to Alpha an additional 3,000 shares of Series F.

Warrants

As of January 18, 2024, the Company had 63,187,179 warrants outstanding and exercisable for Common Stock.

Anti-Takeover Effects of Certain Provisions of Nevada Law

The following is a summary of certain provisions of Nevada law, our articles of incorporation and our bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the Nevada Revised Statutes and our articles of incorporation and bylaws.

Effect of Nevada Control Share Statute. We are subject to Sections 78.378 to 78.3793 of the Nevada Revised Statutes, which are referred to as the Control Share Statute that is a type of anti-takeover law. In general, these provisions restrict the ability of individuals and groups acquiring a controlling interest of the voting shares of certain Nevada corporations from exercising the voting rights of the acquired shares, absent required stockholder approval of the share acquisition transaction. These provisions apply to a Nevada corporation that has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada. The Control Share Statute provides that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Control Share Statute, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority, or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

To avoid the voting restriction, the acquisition of a controlling interest must be approved by both (a) the holders of a majority of the voting power of the corporation, and (b) if the acquisition would adversely alter or change any preference or any relative or other right given to any other class or series of outstanding shares, the holders of the majority of each class or series affected, excluding those shares as to which any interested stockholder exercises voting rights, and the approval must specifically include the conferral of such voting rights. Although we have not opted out of this statute, a corporation alternatively may expressly elect not to be governed by the provisions in either its articles of incorporation or its bylaws. Additionally, in the face of potential control share transaction, a corporation, if it has not opted out of the statutory provisions, may opt out of the control share statute by amending its articles of incorporation or its bylaws prior to the 10th day following the acquisition of a controlling interest by an acquiring person.

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Effect of Nevada Business Combination Statute. We are subject to Sections 78.411 to 78.444 of the Nevada Revised Statutes, which are referred to as the Business Combination Statute. This statute is designed to limit acquirers of voting stock of a corporation from effecting a business combination without the consent of the stockholders or board of directors. The statute provides that specified persons who, together with their affiliates and associates, own, or within two years did own, 10% or more of the outstanding voting stock of a Nevada corporation with at least 200 stockholders of record cannot engage in specified business combinations with a Nevada corporation for a period of two years after the date on which the person became an interested stockholder, unless (a) the business combination or the transaction by which the person first became an interested stockholder was approved by the Nevada corporation’s board of directors before the person first became an interested stockholder, or (b) the combination is approved by the board and, at or after that time, the combination is approved at an annual or special meeting of the stockholders by the affirmative vote of 60% or more of the voting power of the disinterested stockholders.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer of employee.

LEGAL MATTERS

The validity of the issuance of the Warrants Shares offered hereby will be passed upon for us by Sherman & Howard L.L.C., Las Vegas, Nevada.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and comprehensive loss, and cash flows of AgEagle for the years then ended and filed on April 4, 2023, incorporated by reference in this prospectus, have been so incorporated in reliance on the report of WithumSmith+Brown, PC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

TRANSFER AGENT

Our transfer agent is Equiniti/American Stock Transfer & Trust Company, LLC, located at 6201 15th Avenue, Brooklyn, New York 11219.

LEGAL PROCEEDINGS

From time to time, we may become involved in lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Although we currently maintain liability insurance coverage intended to cover professional liability and certain other claims, we cannot assure that our insurance coverage will be adequate to cover liabilities arising out of claims asserted against us in the future where the outcomes of such claims are unfavorable to us. Liabilities in excess of our insurance coverage, including coverage for professional liability and certain other claims, could have a material adverse effect on our business, financial condition and results of operations. As of January [•], 2024, there are no pending, nor to our knowledge threatened, legal proceedings against us.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.ageagle.com. Information accessible on or through our website is not a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities that we are offering. Forms of any indenture or other documents establishing the terms of the offered securities are filed as exhibits to the registration statement of which this prospectus forms a part or under cover of a Current Report on Form 8-K and incorporated in this prospectus by reference. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters.

EXECUTIVE MANAGEMENT

The following table sets forth the name, age and position of each of our current executive officers and directors as of the date of this prospectus, their respective positions and offices, and their respective prior principal occupations or brief employment history.

Name	Age	Position
Grant Begley	69	Interim Chief Executive Officer, Chairman of the Board and Director
Mark DiSiena	57	Chief Financial Officer
Thomas Gardner(1)(2)(3)	47	Director
Kelly Anderson(1)(2)(3)	56	Director

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Nominating and Corporate Governance Committee.

Grant Begley. Mr. Begley has served as a member of the Board since June 2016 and the Interim Chief Executive Officer since January 1, 2024. Since July 2011, Mr. Begley has served as President of Concepts to Capabilities Consulting LLC, which advises global executive clients on competitive positioning and performance in aerospace. From August 2010 to September 2011, Mr. Begley was Corporate Senior Vice President for Alion Science and Technology. Prior to Alion, Mr. Begley served as Pentagon Senior Advisor to the Office of the Under Secretary of Defense, for Unmanned Systems, advising on critical issues and leading development of DoD’s 2011 Unmanned Systems Roadmap. Mr. Begley’s career includes defense industry leadership positions for the development of advanced capabilities with Raytheon and Lockheed Martin where he initiated and led cross-corporation unmanned systems and robotics successes. Mr. Begley served in the United States Navy for 26 years, where his duties included operational assignments flying fighter aircraft, designated Top Gun, followed by acquisition assignments for the development and management of next generation manned and unmanned aircraft systems, weapon systems and joint executive acquisition assignments. Mr. Begley holds Masters degrees in Aerospace and Aeronautic Engineering from the Naval Post-Graduate School and a Bachelors degree in General Engineering from the U.S. Naval Academy. The Company believes that Mr. Begley’s 20 plus years of experience as a UAV industry expert, focused on UAV technologies, regulations and commercial applications, will be an invaluable resource to the Board.

Mark DiSiena. Mr. DiSiena was appointed the Company’s full-time CFO effective December 1, 2023. Before that he was the Company’s Interim Chief Financial Officer beginning on October 13, 2023. Since November 2021, Mr. DiSiena has offered operational leadership and accounting oversight to clients through Cresset Advisors, a specialty consulting practice he founded to focus on the delivery of tailored interim CFO and advisory services. From 2004 to 2023, Mr. DiSiena has served in related leadership roles, including Chief Financial Officer for Kyruus Health, Titanium Healthcare, Decentral Life (OTC:WDLF), Cherokee Brands (NASDAQ:CHKE) and 4Medica. From 1995 to 2004, he has held management positions at Oracle-NetSuite, LVMH and Lucent Technologies/Bell Labs. In addition, he has consulted at notable companies that include PublicSq (NYSE:PSQH), World View Enterprises, ICON Aircraft, Cetera Financial Group, Countrywide Bank, Paramount Pictures and HauteLook. He began his career as an assurance auditor at PriceWaterhouseCoopers. DiSiena earned a Bachelor of Science degree with honors from New York University, an MBA from Stanford University and a law degree from Vanderbilt University. Mr. DiSiena, is both a retired CPA and attorney.

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Thomas Gardner. Mr. Gardner has served as a member of the Board since June 2016. Since May 2010, Mr. Gardner has served as Partner at NeuVentures, a technology investment firm. Prior to that, Mr. Gardner served as COO and Director at NeuEon, Inc., a technology advisory consulting firm, where he oversaw operations and provided strategic technology and business guidance to select clients. Mr. Gardner has extensive experience in the areas of business and technology leadership across many industries, including financial services, manufacturing, telecommunications, and consumer goods. Within these sectors, Mr. Gardner has specific expertise in the areas of process improvement, digitization and standardization, mergers and acquisitions, system implementations, enterprise resource planning and work-force optimization. Mr. Gardner holds a dual Bachelor of Science in Accounting and Management from Bryant University. The Company believes that Mr. Gardner’s experience as a data analytics expert, along with his strategic technology and business expertise, brings a unique perspective to the Board.

Kelly Anderson. Ms. Anderson has served as a member of the Board since December 2022. She currently serves as CEO of CXO Executive Solutions, a specialized executive talent solutions company she founded in 2020. From 2015 through 2020, she served as a partner in C Suite Financial Partners, a financial consulting firm serving private, private equity, entrepreneurial, family office and government-owned firms across the entertainment, aerospace/defense, Software-as-a-Service and manufacturing industries. Ms. Anderson previously served in senior financial executive posts at notable companies, including Mavenlink (now known as Kantata), Ener-Core (OTC: ENCR), Fisker Automotive (NYSE:FSR), T3 Motion and The First American Corporation (NYSE: FAF). Ms. Anderson also currently serves as a member of the Board of Directors of Tomi Environmental Solutions (Nasdaq: TOMZ) and Concierge Technologies and has previously held board seats at Guardion Health Sciences (Nasdaq: GHSI) and Psychic Friends Network (OTC:PTOP). She is a Certified Public Accountant in California. The Company believes that Ms. Anderson’s over 25 years of experience in public company finance, accounting and corporate governance make her an ideal addition to the Board.

The Board has reviewed the independence of the directors based on the listing standards of the NYSE American. Based on this review, the Board determined that each of Thomas Gardner and Kelly Anderson are independent within the meaning of the listing rules of NYSE American. In making this determination, the Board considered the relationships that each of these non-employee directors has with the Company and all other facts and circumstances the Board deemed relevant in determining their independence.

Board Operations

The Chairman of the Board chairs the Board and shareholder meetings and participates in preparing their agendas. Given the limited number of directors comprising the Board, the independent directors call, plan, and chair their executive sessions collaboratively and, between board meetings, communicate with management and one another directly. The Company believes that these arrangements afford the independent directors with sufficient resources to supervise management effectively, without being overly engaged in day-to-day operations.

Risk Oversight

The Board oversees a company-wide approach to risk management. The Board assists management to determine the appropriate risk level for the Company generally and to assess the specific risks faced by the Company and reviews the steps taken by management to manage those risks. While the Board has ultimate oversight responsibility for the risk management process, its committees will oversee risk in certain specified areas.

Specifically, the Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. The Audit Committee will oversee management of enterprise risks and financial risks, as well as potential conflicts of interests. The Board is responsible for overseeing the management of risks associated with the independence of the Board.

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Board Committees

The Board has standing audit, compensation, and nominating committees, comprised solely of independent directors. Each committee has a charter, which is available at the Company’s website, www.ageagle.com. Each committee member is independent under NYSE American committee independence requirements applicable to the committee on which such member serves.

Audit Committee

The Audit Committee, which is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, is responsible for assisting the Board in its oversight of the integrity of the Company’s financial statements, the qualifications and independence of the Company’s independent auditors, and the Company’s internal financial and accounting controls. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of the Company’s independent auditors, and the Company’s independent auditors report directly to the Audit Committee.

The current members of the Audit Committee are Kelly Anderson, serving as the Chair and Thomas Gardner. Each member of the Audit Committee qualifies as an independent director under the corporate governance standards of the NYSE American and the independence requirements of Rule 10A-3 of the Exchange Act. The Board has determined that Kelly Anderson qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K and meets the financial sophistication requirements of the NYSE American.

For the year ended December 31, 2023, the Audit Committee held four (4) meetings.

Compensation Committee

The Compensation Committee approves the compensation objectives for the Company, approves the compensation of the chief executive officer and approves or recommends to the Board for approval the compensation of other executives. The Compensation Committee reviews all compensation components, including base salary, bonus, benefits and other perquisites.

For the year ended December 31, 2023, the Compensation Committee held three (3) meetings.

The members of the compensation committee are Mr. Gardner and Ms. Anderson. Mr. Gardner serves as chair of the compensation committee. Each member of the compensation committee is a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act, each is an outside director as defined by Section 162(m) of the United States Internal Revenue Code of 1986, as amended, or the Code, and each is an independent director as defined by the NYSE American. The compensation committee has adopted a written charter that satisfies the applicable standards of the SEC and the NYSE American, which is available on our website.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has ever been an officer or employee of the Company. None of the Company’s executive officers serves, or has served since inception, as a member of the Board, compensation committee or other Board committee performing equivalent functions of any entity that has one or more executive officers serving as one of the Company’s directors or on the Company’s compensation committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding candidates for directorships and the structure and composition of the Board and the Board committees. In addition, the Nominating and Corporate Governance Committee is responsible for developing and recommending to the Board corporate governance guidelines applicable to the Company and advising the Board on corporate governance matters. The current members of the Nominating and Corporate Governance Committee are Thomas Gardner (Chairman) and Kelly Anderson.

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The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. Potential nominees to the Board are required to have such experience in business or financial matters as would make such nominee an asset to the Board and may, under certain circumstances, be required to be “independent”, as such term is defined under Section 121(a) of the listing standards of NYSE American and applicable SEC regulations. Shareholders wishing to submit the name of a person as a potential nominee to the Board must send the name, address, and a brief (no more than five hundred words) biographical description of such potential nominee to the Nominating and Corporate Governance Committee at the following address: Nominating and Corporate Governance Committee of the Board of Directors, c/o AgEagle Aerial Systems Inc., 8201 E. 34th Street North, Wichita, Kansas 67226. Potential director nominees will be evaluated by personal interview, such interview to be conducted by one or more members of the Nominating and Corporate Governance Committee, and/or any other method the Nominating and Corporate Governance Committee deems appropriate, which may, but need not, include a questionnaire. The Nominating and Corporate Governance Committee may solicit or receive information concerning potential nominees from any source it deems appropriate. The Nominating and Corporate Governance Committee need not engage in an evaluation process unless (i) there is a vacancy on the Board, (ii) a director is not standing for re-election, or (iii) the Nominating and Corporate Governance Committee does not intend to recommend the nomination of a sitting director for re-election. A potential director nominee recommended by a shareholder will not be evaluated differently from any other potential nominee. Although it has not done so in the past, the Nominating and Corporate Governance Committee may retain search firms to assist in identifying suitable director candidates.

CODE OF ETHICS

We adopted a code of ethics that applies to our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer, and other persons who perform similar functions. A written copy of the code can be found on our website at www.ageagle.com and can be made available in print to any shareholder upon request at no charge by writing to our Secretary, c/o AgEagle Aerial Systems Inc., 8201 E. 34th Cir N, Wichita, Kansas 67226. Our Code of Ethics is intended to be a codification of the business and ethical principles which guide us, deter wrongdoing, promote honest and ethical conduct, avoid conflicts of interest, and foster full, fair, accurate, timely and understandable disclosures, compliance with applicable governmental laws, rules and regulations, the prompt internal reporting of violations and accountability for adherence to this code.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no transactions, since January 1, 2023, the beginning of the Company’s last fiscal year, or any currently proposed transactions, in which the Company was or is to be a participant and in which any related person had or will have a direct or indirect material interest. It is the Company’s policy that the Company will not enter into any related party transactions unless the Audit Committee or another independent body of the Board of Directors first reviews and approves the transactions.

Policies and Procedures for Related Person Transactions

While the Company has not adopted a written related party transaction policy for the review, approval and ratification of transactions involving “related parties,” related parties are deemed to be directors and nominees for director, executive officers and immediate family members of the foregoing, as well as security holders known to beneficially own more than five percent of our common stock. The policy covers any transaction, arrangement or relationship, or series of transactions, arrangements or relationships, in which the Company was, is or will be a participant and the amount exceeds $120,000, and in which a related party has any direct or indirect interest. The policy is administered by the Audit Committee.

In determining whether to approve or ratify a related party transaction, the Audit Committee will consider whether or not the transaction is in, or not inconsistent with, the best interests of the appropriate company. In making this determination, the Audit Committee is required to consider all of the relevant facts and circumstances in light of the following factors and any other factors to the extent deemed pertinent by the committee:

●	The position within or relationship of the related party with the Company;

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●	The materiality of the transaction to the related party and the Company, including the dollar value of the transaction, without regard to profit or loss;

●	The business purpose for and reasonableness of the transaction, taken in the context of the alternatives available for attaining the purposes of the transaction;

●	Whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms and conditions offered generally to parties that are not related parties;

●	Whether the transaction is in the ordinary course of business and was proposed and considered in the ordinary course of business; and

●	The effect of the transaction on the business and operations, including on internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transactions.

The policy contains standing pre-approvals for certain types of transactions which, even though they may fall within the definition of a related party transaction, are deemed to be pre-approved by the Company given their nature, size and/or degree of significance to the company. These include compensation arrangements with directors and executive officers for which disclosure is required in the prospectus statement and sales of products or services in the ordinary course of business.

In the event the Company inadvertently enters into a related party transaction that requires, but has not received, pre-approval under the policy, the transaction will be presented to the appropriate Board for review and ratification promptly upon discovery. In such event, the committee will consider whether such transaction should be rescinded or modified and whether any changes in our controls and procedures or other actions are needed.

EXECUTIVE AND DIRECTOR COMPENSATION

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation philosophy and objectives, provides context for the compensation actions approved by the Compensation Committee, and explains the compensation of each of our named executive officers for the fiscal year ended December 31, 2023 (the “NEOs”). AgEagle’s Compensation Committee, which is made up entirely of independent directors, oversees AgEagle’s compensation plans and policies, approves the compensation for executive officers and administers our equity compensation plans, as well as our organizational development activities and human capital management.

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Summary Compensation Table (“SCT”)

The following information is furnished for the Principal Executive Officer (“PEO”) of the Company or its subsidiaries and the two most highly-compensated executive officers (other than the principal executive officer) of the Company and its subsidiaries whose total compensation for the fiscal year ended December 31, 2023, exceeded $100,000. These individuals are sometimes referred to in this prospectus as the “Named Executive Officers (“NEOs”).

Name & Principal Position	Year	Salary	Bonus	Stock Awards (6)	Option Awards (7)		All Other Compensation (8)	Total

Mark DiSiena(1)	2023	$22,917	$-	$-	$-		$74,250	$97,167
Chief Financial Officer	2022	$-	$-	$-	$-		$-	$-

Barrett Mooney (2)	2023	$380,000	$113,050	$282,340	$2,844		$21,738	$799,972
Former Chairman, Director and CEO	2022	$361,000	$-	$-	$31,725		$21,745	$414,470

Nicole Fernandez-McGovern(3)	2023	$237,500	$99,750	$270,477	$1,631		$18,527	$627,885
Former CFO & EVP of Operations	2022	$308,462	$110,000	$225,750	$31,725		$24,257	$700,194

Michael O’Sullivan (4)	2023	$234,914	$76,724	$150,880	$1,972		$81,847	$546,337
Former Chief Commercial Officer	2022	$259,372	$110,233	$93,661	$7,070		$-	$470,336

Brandon Torres Declet (5)	2023	$-	$-	$-	$-		$-	$-
Former CEO	2022	$23,726	$5,000	$173,025	$-	-	$119,380	$321,131

(1)	Mr. DiSiena was hired as an Interim Chief Financial Officer on October 2, 2023, and became our Chief Financial Offer effective December 1, 2023.
(2)	Mr. Mooney was reappointed by the Board of Director to serve as Chief Executive Officer of the Company on January 17, 2022 and ceased to serve as our Chief Executive Officer and director effective December 31, 2023.
(3)	Ms. Fernandez-McGovern served as our Chief Financial Officer from March 26, 2018 to October 13, 2023.
(4)	Mr. O’Sullivan was promoted to Chief Commercial Officer on April 11, 2022; he originally joined the Company in October 2021 upon the acquisition of senseFly and thereafter served as Managing Director of AgEagle’s Swiss Operations. On June 20, 2023, AgEagle delivered notice of termination to Mr. O’Sullivan, which will be effective on December 8, 2023 , subject to further extension as required under the applicable laws of Switzerland, where Mr. O’Sullivan is located and employed.
(5)	Mr. Torres Declet served as the Company’s Chief Executive Officer between May 24, 2021 and January 17, 2022. In connection with Mr. Torres Declet’s departure from AgEagle in January 2022, he received stock awards valued at $125,000 and other compensation of $117,500 in severance considerations.
(6)	Reflects the aggregate grant date fair value for restricted stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718 - Share Based Payment, based on the closing price of the Company’s common stock underlying the respective RSU at the date of grant. Restricted stock awards were issued under AgEagle’s 2017 Omnibus Equity Plan (the Plan”) and vest over one year of service or immediately if determined to be a performance-based award.
(7)	Reflects the fair market value in accordance with FASB ASC Topic 718 – Share Based Payment.
(8)	All Other Compensation includes non-executive consulting fees, board related fees, health insurance premiums and employer contributions to 401(k) plan.

Pay Versus Performance

In accordance with the SEC’s disclosure requirements pursuant to Item 402(v) of Regulation S-K promulgated under the Exchange Act, regarding Pay Versus Performance (PVP), provided below is the Company’s PVP disclosures. As required by Item 402(v) for Smaller Reporting Companies, we have included a table that compares the total compensation of our principal executive officer (“PEO”) and average other named executive officers (“Non-PEO NEOs”), as presented in the Summary Compensation Table (“SCT”), to Compensation Actually Paid (“CAP”). The table and disclosure below also compares CAP to our indexed TSR and GAAP Net Income.

This disclosure has been prepared in accordance with Item 402(v) and does not necessarily reflect value actually realized by the executives or how our Compensation Committee evaluates compensation decisions in light of Company or individual performance. In particular, our Compensation Committee has not used CAP as a basis for making compensation decisions, nor does it use GAAP Net Income for purposes of determining incentive compensation.

Pay Versus Performance Table – Compensation Definitions

Salary, Bonus, Stock Awards, and All Other Compensation are each calculated in the same manner for purposes of both CAP and SCT values. The primary difference between the calculation of CAP and SCT total compensation is the calculation of the value of “Stock Awards,” with the table below describing the differences in how these awards are valued for purposes of SCT total and CAP.

Pay Versus Performance Table

In accordance with the SEC’s new PVP rules, the table below shows for 2023 and 2022 executive compensation actually paid to Mr. Barrett Mooney and Mr. Brandon Torres Declet, our principal executive officers (our “PEOs”); Mark DiSiena, Nicole Fernandez-McGovern and Michael O’Sullivan, the Company’s other named executive officers (our “non-PEO NEOs”):

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Year	Summary Compensation Table Total for PEO - Mooney ($) (1)	Compensation Actually Paid to PEO - Mooney ($) (1) (2) (3)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (1)	Average Compensation Actually Paid to Non-PEO NEOs ($) (1) (2) (3)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($) (4)	Net Loss ($)
2023	799,972	514,788	635,695	282,143	6.36	*
2022	414,470	382,745	585,265	262,750	22.29	(58,253,723)

Year	Summary Compensation Table Total for PEO – DiSiena ($) (1)	Compensation Actually Paid to PEO – DiSiena ($) (1) (2) (3)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (1)	Average Compensation Actually Paid to Non-PEO NEOs ($) (1) (2) (3)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($) (4)	Net Loss ($)
2023	97,167	97,167	635,695	282,143	6.36	*
2022	-	-	585,265	262,750	22.29	(58,253,723)

Year	Summary Compensation Table Total for PEO – Fernandez-McGovern ($) (2)	Compensation Actually Paid to PEO –Fernandez-McGovern ($) (1) (2) (3)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (1)	Average Compensation Actually Paid to Non-PEO NEOs ($) (1) (2) (3)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($) (4)	Net Loss ($)
2023	627,885	335,777	635,695	282,143	6.36	*
2022	700,194	442,719	585,265	262,750	22.29	(58,253,723)

Year	Summary Compensation Table Total for PEO – O’Sullivan ($) (2)	Compensation Actually Paid to PEO –O’Sullivan ($) (1) (2) (3)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (1)	Average Compensation Actually Paid to Non-PEO NEOs ($) (1) (2) (3)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($) (4)	Net Loss ($)
2023	546,337	393,485	635,695	282,143	6.36	*
2022	470,336	369,605	585,265	262,750	22.29	(58,253,723)

Year	Summary Compensation Table Total for PEO - Torres Declet ($) (1)	Compensation Actually Paid to PEO - Torres Declet ($) (1) (2) (3)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (1)	Average Compensation Actually Paid to Non-PEO NEOs ($) (1) (2) (3)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($) (4)	Net Loss ($)
2023	-	-	635,695	282,143	6.36	*
2022	321,131	270,304	585,265	262,750	22.29	(58,253,723)

*	As of the date of the filing, the Company’s net loss for the fiscal year ended December 31, 2023 has not yet been finalized.

(1)	The PEO (CEO) in the 2023 reporting year is Mr. Mooney and in the 2022 reporting year is Mr. Mooney and Mr. Torres Declet. The non-PEO NEOs in the 2023 reporting year are Mr. DiSiena, Ms. Fernandez-McGovern and Mr. O’Sullivan and in the 2022 reporting year are Ms. Fernandez-McGovern and Mr. O’Sullivan.

(2)	The amounts shown for CAP have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized or received by the Company’s NEOs. These amounts reflect the SCT Total with certain adjustments noted in the below table and described in footnote 5.

(3)	Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEOs and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with ASC 718, Compensation – Stock Compensation. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards columns set forth in the Summary Compensation Table, which reflect the fair market values of equity awards as of each grant date.

(4)	The total shareholder return (“TSR”) is calculated by taking the difference of the Company’s stock price from the beginning of the measurement period, December 31, 2021 at $1.57, and the ending of the measurement periods of December 31, 2022 and 2023 at $0.35 and $0.10, respectively; then dividing by the respective measurement period’s initial stock price.

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	2023 - PEO - Mooney ($)	2022 - PEO - Mooney ($)	2023 - PEO - Torres Declet ($)	2022 - PEO - Torres Declet ($)	2023 - Non-PEO NEOs ($)	2022 - Non-PEO NEOs ($)
Summary Compensation Table (“SCT”) Total Compensation	$799,972	$414,470	$-	$321,131	$1,271,389	$585,265
Less: Equity awards reported in SCT	(285,184)	(31,725)	-	(173,025)	(520,593)	(179,103)
Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior and Fiscal Years	-	-	-	(76,670)	-	(111,687)
Fair Value of Equity Compensation Granted in Current Year at Year-End	-	-	-	198,868	-	124,949
Change in Fair Value from End of Prior Fiscal Year to Vesting Date for Awards Made in Prior Fiscal Years that Vested During Current Fiscal Year	-	-	-	-	-	205,875
Change in Fair Value as of the Current Fiscal Year (From the End of Prior Fiscal Year) of Awards Granted in Prior Fiscal Years that remain Outstanding and Unvested as of the End of the Current Fiscal Year	-	-	-	-	-	(362,550)
Compensation Actually Paid	$514,788	$382,745	$-	$270,304	$750,796	$262,750

Employment Agreements of Named Executive Officers

Grant Begley

Mr. Begley has served as a member of the Board since June 2016 and the Interim Chief Executive Officer since January 1, 2024. Pursuant to the terms of the Interim CEO Agreement by and between the Company and Mr. Begley, through his personal consulting entity, Concepts to Capabilities Consulting, LLC dated December 28, 2023 (the “Interim CEO Agreement”), the Company has agreed to pay Mr. Begley $18,666.67 each month. The initial term of the Interim CEO Agreement is one month from the effective date of January 1, 2024, and may be auto-renewed each month, unless and until terminated for any or no reason, by either party providing at least 30 days written notice to the other party.

Mark DiSiena

Mr. Mark DiSiena was appointed as the Company’s principal financial and accounting officer and Interim Chief Financial Officer, effective as of October 13, 2023. On November 30, 2023, the Board of Directors of the Company appointed Mr. DiSiena as Chief Financial Officer of the Company, effective as of December 1, 2023 (the “Commencement Date”). Pursuant to an employment offer letter dated November 28, 2023 (the “Offer Letter”), Mr. DiSiena shall receive an annual base salary of $275,000 and a sign-on bonus in the form of restricted stock units (the “RSUs”) not to exceed $60,000 in total award value, with 50% of the RSUs to vest one year after Commencement Date, and the remainder to vest two years after Commencement Date. Mr. DiSiena will be eligible to receive an annual performance-based bonus comprised of up to $75,000 in cash and RSUs not to exceed $60,000 in total award value, with 34% of the total RSU award to vest at the time of the award date, 33% of the original award amount to vest one year after the award date, and the remainder to vest two years after the award date. The performance bonus amounts each year will be determined at the sole discretion of the Board of Directors of the Company based upon an assessment of a combination of his achievement of designated personal goals and the Company reaching designated corporate goals.

Barrett Mooney (Former Chief Executive Officer)

On January 17, 2022, Mr. Mooney was reappointed to serve as the Chief Executive Officer of the Company. Mr. Mooney continues his role as Chairman of the Board. In his role as Chief Executive Officer, Mr. Mooney receives an annual base salary of $380,000 per year, subject to annual performance reviews and revisions by and at the sole discretion of the Compensation Committee. In accordance with the 2022 Executive Compensation Plan, approved by the Compensation Committee, Mr. Mooney will be eligible for an annual cash bonus of up to 35% of his then-current base salary and RSUs with a fair value of $350,000, based upon his performance as determined by certain metrics established by the Board and Mr. Mooney, for a total annual compensation of up to $863,000. Additionally, Mr. Mooney is entitled to receive a quarterly grant of 25,000 stock options at the fair market value of the Company’s Common Stock on the grant date, subject to the vesting provisions of the Company’s 2017 Omnibus Equity Plan.

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On January 4, 2023, the Company’s Board of Directors, upon recommendation of the Compensation Committee, approved for Mr. Mooney, his 2022 Executive Performance Award comprising of $113,050 in cash bonus and the issuance of 297,500 restricted stock units (“RSUs”).

Mr. Mooney is provided with severance benefits in the event of termination without cause or for good reason, as defined in her amended employment offer letter. Upon execution of a severance agreement entered into between Mr. Mooney and the Company, Mr. Mooney will be entitled to the following benefits: (i) six months of base salary, paid in the form of salary continuation, in accordance with the terms of a Separation Agreement to be entered into at the time of termination; (ii) reimbursement of COBRA health insurance premiums at the same rate as if the executive officer were an active employee of the Company (conditioned on the executive officer having elected COBRA continuation coverage) for a period of 6 months or, if earlier, until the executive officer is eligible for group health insurance benefits from another employer; and (iii) a grant of fully-vested RSUs with a fair market value of $190,000 on the date of termination of employment, pursuant to the terms of the separation agreement.

The severance benefits are conditioned upon (i) continued compliance in all material respects with Mr. Mooney’s continuing obligations to the Company, including, without limitation, the terms of the amended employment offer letter and of the confidentiality agreement that survive termination of employment with the Company, and (ii) signing (without revoking if such right is provided under applicable law) a separation agreement and general release in a form provided to the executive officer by the Company on or about the date of termination of employment.

In the event the Board determines in its discretion that Mr. Mooney must relocate his principal place of performance of her duties, the Company shall pay and/or reimburse his expenses in connection with such relocation.

On December 17, 2023, the Company received notice from Mr. Barrett Mooney that he has decided to depart the Company as Chief Executive Officer and Director to pursue another professional opportunity, effective December 31, 2023.

Nicole Fernandez-McGovern (Former Chief Financial Officer and EVP of Operations)

On April 19, 2021, the Board of Directors of the Company, upon recommendation of the Compensation Committee, approved changes in the compensation of Ms. Fernandez-McGovern: (i) an additional one-time grant of 125,000 RSUs that will vest on a pro rata basis over one year subject to the terms of an RSU grant agreement, and (ii) an increase in the number of grants, on a quarterly basis, of non-qualified options from 15,000 to 25,000 shares of Company Common Stock subject to the terms of the Plan, and the vesting requirements, the term of the option and exercisability at an exercise price equal to the fair market value of the option shares will be set forth in a grant agreement as of each date of grant. Ms. Fernandez-McGovern’s then base salary and potential bonus payments did not change.

On June 14, 2021, the Board of Directors of the Company, upon recommendation of the Compensation Committee, approved the adoption of its 2021 Executive Bonus Plan pursuant to which, if all performance milestones related to the Company’s operational, financial and strategic targets were met, Ms. Fernandez-McGovern would be entitled to receive up to a maximum of an additional $44,000 in cash bonus and 285,000 RSUs.

On November 12, 2021, the Board, in connection with the 2021 senseFly Acquisition and the 2021 executive compensation plan, approved a spot bonus of cash bonus of $10,000 and 75,000 RSUs to Mrs. Fernandez-McGovern.

On February 7, 2022, the Board of Directors of the Company, upon recommendation of the Compensation Committee, approved an increase in Ms. Fernandez-McGovern’s annual salary from $220,000 to $300,000, effective retroactively to January 1, 2022, the 2021 Executive Bonus Award of $10,000 in cash bonus and the issuance of 62,500 RSUs.

Additionally, on February 7, 2022, the Company’s Board, upon recommendation of the Compensation Committee, approved the adoption of its 2022 Executive Compensation Plan pursuant to which, if all performance milestones related to the Company’s operational, financial, and strategic targets are met, Mrs. Fernandez-McGovern will be eligible to receive the following:(i) an annual cash bonus of up to 35% of her then-current base salary and RSUs with a fair value of up to $300,000, based upon achievement of the performance milestones established in the 2022 Executive Compensation Plan. (ii) a service-based bonus, comprised of a cash bonus of $50,000 and RSUs with a fair value of $50,000, which is payable in October 2022, and (iii) a quarterly grant of 25,000 stock options at the fair market value of the Company’s Common Stock on the grant date, vesting over two years, and exercisable for a period of five years.

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On January 4, 2023, the Company’s Board of Directors, upon recommendation of the Compensation Committee, approved for Ms. Fernandez-McGovern, her 2022 Executive Performance Award comprising of $99,750 in cash bonus and the issuance of 285,000 RSUs.

Ms. Fernandez-McGovern is provided with severance benefits in the event of termination without cause or for good reason, as defined in her amended employment offer letter. Upon execution of a severance agreement entered into between Ms. Fernandez-McGovern and the Company, Ms. Fernandez-McGovern will be entitled to the following benefits: (i) six months of base salary, paid in the form of salary continuation, in accordance with the terms of a Separation Agreement to be entered into at the time of termination; (ii) reimbursement of COBRA health insurance premiums at the same rate as if the executive officer were an active employee of the Company (conditioned on the executive officer having elected COBRA continuation coverage) for a period of 6 months or, if earlier, until the executive officer is eligible for group health insurance benefits from another employer; and (iii) a grant of fully-vested restricted shares of common stock of the Company with a fair market value of $125,000 on the date of termination of employment, pursuant to the terms of the separation agreement.

The severance benefits are conditioned upon (i) continued compliance in all material respects with Ms. Fernandez-McGovern’s continuing obligations to the Company, including, without limitation, the terms of the amended employment offer letter and of the confidentiality agreement that survive termination of employment with the Company, and (ii) signing (without revoking if such right is provided under applicable law) a separation agreement and general release in a form provided to the executive officer by the Company on or about the date of termination of employment. Furthermore, in the event the Board determines in its discretion that Ms. Fernandez-McGovern must relocate her principal place of performance of her duties, the Company shall pay and/or reimburse her for expenses, in connection with such relocation.

Michael O’Sullivan (Former Chief Commercial Officer)

On April 11, 2022, Michael O’Sullivan (“Mr. O’Sullivan”) was appointed as the Company’s Chief Commercial Officer, Mr. O’Sullivan will receive an annual base salary of 250,000 CHF per year, subject to annual performance reviews and revisions by and at the sole discretion of the Compensation Committee. In accordance with the 2022 Executive Compensation Plan and as approved by the Compensation Committee, Mr. O’Sullivan will be eligible to receive an annual cash bonus of up to 30% of his then-current base salary and RSUs with a fair value of up to 150,000 CHF, based upon achievement of the performance milestones established in the 2022 Executive Compensation Plan. Furthermore, Mr. O’Sullivan is entitled to a service-based bonus, comprised of a cash bonus of 87,500 CHF and RSUs with a fair value of 87,500 CHF. Upon execution of his employment agreement with the Company, Mr. O’Sullivan was immediately granted RSUs with a fair value of 43,750 CHF, as part of his service-based bonus. The remaining RSUs with a fair value of 43,750 CHF and the cash payment of 87,500 CHF will vest in October 2022. In addition, Mr. O’Sullivan is entitled to receive a quarterly grant of 10,000 stock options at the fair market value of the Company’s Common Stock on the grant date, vesting over two years, and exercisable for a period of five years.

On January 4, 2023, the Company’s Board of Directors, upon recommendation of the Compensation Committee, approved for Mr. O’Sullivan, his 2022 Executive Performance Award comprising of $55,344 in cash bonus and the issuance of 57,500 RSUs.

On June 20, 2023, the Company delivered notice of termination to Mr. O’Sullivan, which termination will be effective on September 20, 2023, subject to further extension as required under the applicable laws of Switzerland, where Mr. O’Sullivan is located and employed.

Mr. O’Sullivan is provided with severance benefits in the event of termination without cause or for good reason, as defined in his employment offer letter. Upon execution of a severance agreement entered into between Mr. O’Sullivan and the Company, Mr. O’Sullivan will be entitled to the following benefits: (i) three months of base salary, paid in the form of salary continuation, in accordance with the terms of a Separation Agreement to be entered into at the time of termination; (ii) three months of paid Garden Leave, which is paid in the form of salary continuation, in accordance with the laws of Switzerland; and (iii) a grant of fully-vested RSUs with a fair market value of 150,000 CHF on the date of termination of employment, pursuant to the terms of the separation agreement.

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The severance benefits are conditioned upon (i) continued compliance in all material respects with Mr. O’Sullivan’s continuing obligations to the Company, including, without limitation, the terms of the amended employment offer letter and of the confidentiality agreement that survive termination of employment with the Company, and (ii) signing (without revoking if such right is provided under applicable law) a separation agreement and general release in a form provided to the executive officer by the Company on or about the date of termination of employment.

Compensation of Directors

The following table sets forth information regarding compensation of each director as of the fiscal years ended December 31, 2023 and 2022:

Name	Year	Fees Earned or Paid in Cash $	Stock Awards (4)	Total $
Barrett Mooney (1)	2023	$-	$-	$-
Former Director and Chairman of the Board	2022	$15,000	$-	$15,000
Thomas Gardner	2023	$30,000	$47,425	$77,425
Director	2022	$60,000	$31,725	$91,725
Grant Begley	2023	$30,000	$52,558	$82,558
Director and Chairman of the Board	2022	$60,000	$31,725	$91,725
Kelly Anderson(2)	2023	$30,000	$47,925	$77,925
Director	2022	$-	$1,194	$1,194
Luisa Ingargiola (3)	2023	$-	$-	$-
Former Director	2022	$60,000	$27,500	$87,500

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(1)	Mr. Barrett Mooney served solely as the Company’s Chairman of the Board in 2021 and was appointed to also serve as Chief Executive Officer between January 2022 and December 31, 2023.

(2)	Ms. Anderson joined the Company’s Board on December 6, 2022. Pursuant to Ms. Kelly Anderson’s offer letter dated December 6, 2022, she was entitled to receive for her service on the Board five-year options to purchase 25,000 shares of Common Stock per calendar quarter of service at an exercise price per share equal to the market price of our Common Stock at the time of issuance that will vest in equal installments every calendar quarter for the two-year period after date the grant.

(3)	Ms. Ingargiola ceased to be a director of the Company effective December 5, 2022.

(4)	Reflects the aggregate grant date fair value for restricted stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718 - Share Based Payment, based on the closing price of the Company’s common stock on the grant date and vest over a two-year period.

(5)	The Company had incorrectly reported the fair market value of the option awards in 2021. These amounts have been corrected to properly reflect the fair market value in accordance with FASB ASC Topic 718 – Share Based Payment.

Company 2017 Omnibus Equity Incentive Plan

The 2017 Omnibus Equity Plan (the “Plan”) is a comprehensive incentive compensation plan under which the Company can grant equity-based and other incentive awards to officers, employees and directors of, and consultants and advisers to, the Company The purpose of the Plan is to help the Company attract, motivate and retain such persons and thereby enhance shareholder value. The Plan provides for the grant of awards which are incentive stock options (“ISOs”), non-qualified stock options (“NQSOs”), unrestricted shares , restricted shares, RSUs, performance stock, performance units, SARs, tandem stock appreciation rights, distribution equivalent rights, or any combination of the foregoing, to key management employees, non-employee directors, and non-employee consultants of the Company or any of its subsidiaries (each a “participant”) (however, solely Company employees or employees of the Company’s subsidiaries are eligible for incentive stock option awards). The Company currently has reserved a total of 15,000,000 shares of common stock for issuance as or under awards to be made under the Plan.

Types of Stock Awards

The Plan provides for the grant of incentive stock options and non-qualified stock options. Stock options may be granted to employees, including officers, non-employee directors and consultants of the Company or its affiliates, except that incentive stock options may be granted only to employees.

Share Reserve

The aggregate number of shares of Common Stock that have been reserved for issuance under the Plan is 15,000,000. As of December 31, 2023 there are 10,994,723 awards granted under the Plan, less 1,954,496 cancelled and 5,959,773 shares of Common Stock remaining for future issuance under the Plan. If a stock option award expires, terminates, is canceled or is forfeited for any reason, the number of shares subject to the stock option award will again be available for issuance. In addition, if stock awards are settled in cash, the share reserve will be reduced by the number of shares of common stock with a value equal to the amount of the cash distributions as of the time that such amount was determined and if stock options are exercised using net exercise, the share reserve will be reduced by the gross number of shares of common stock subject to the exercised portion of the option.

Administration

The Board or a duly authorized committee thereof, has the authority to administer the Plan. Subject to the terms of the Plan, the Board or the authorized committee, referred to herein as the committee, determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock option awards, including the period of exercisability and vesting schedule applicable to a stock option award. Subject to the limitations set forth below, the committee will also determine the exercise price and the types of consideration to be paid for the award. The committee has the authority to modify outstanding awards under the Plan. The committee has the authority to adopt, alter and repeal administrative rules, guidelines and practices governing the Plan and to perform all other acts, including delegating administrative responsibilities, as it deems advisable to construe and interpret the terms and provisions of the Plan and any stock option award granted under the Plan. Decisions and interpretations or other actions by the committee are in the discretion of the committee and are final binding and conclusive on the Company and all participants in the Plan.

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Stock Options

Incentive stock options and non-qualified stock options are granted pursuant to stock option award agreements adopted by the committee. The committee determines the exercise price for a stock option, within the terms and conditions of the Plan, provided that the exercise price shall not be less than (i) in the case of a grant of any NQSO or an ISO to a key employee who at the time of the grant does not own stock representing more than ten percent (10%) of the total combined voting power of all classes of our stock or of any subsidiary, one hundred percent (100%) of the fair market value of a share of common stock as determined on the date the stock option award is granted; (ii) in the case of a grant of an ISO to a key employee who, at the time of grant, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of our stock or of any subsidiary, one hundred ten percent (110%) of the fair market value of a share of common stock, as determined on the date the stock option award is granted. The fair market value of the common stock for purposes of determining the exercise price shall be determined by the committee in accordance with any reasonable method of valuation consistent with applicable requirements of Federal tax law, including, as applicable, the provisions of Code Section 422(c)(8) and 409A as applicable. Stock options granted under the Plan will become exercisable at the rate specified by the committee and may be exercisable for restricted stock, if determined by the committee.

The committee determines the term of stock options granted under the Plan, up to a maximum of ten years. The option holder’s stock option agreement shall provide the rights, if any, that such holder has to exercise the stock option at such time that such holder’s service relationship with us, or any of our affiliates, ceases for any reason, including disability, death, with or without cause, or voluntary resignation. All unvested stock option awards are forfeited if the participant’s employment or service is terminated for any reason, unless our compensation committee determines otherwise.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the committee and may include (i) check, bank draft or money order, or wire transfer, (ii) if the company’s common stock is publicly traded, a broker-assisted cashless exercise, or (iii) such other methods as may be approved by the committee, including without limitation, the tender of shares of our common stock previously owned by the option holder or a net exercise of the option.

Unless the committee provides otherwise, options generally are not transferable except by will, the laws of descent and distribution. The committee may provide that a non-qualified stock option may be transferred to a family member, as such term is defined under the applicable securities laws.

Tax Limitations on Incentive Stock Options

The aggregate fair market value, determined at the time of grant, of our common stock with respect to incentive stock options that are exercisable for the first time by an option holder during any calendar year may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as non-qualified stock options. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (ii) the term of the incentive stock option does not exceed five years from the date of grant.

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Adjustments for Changes in Capital Structure and other Special Transactions

In the event of a stock dividend, stock split, or recapitalization, or a corporate reorganization in which we are a surviving corporation (and our shareholders prior to such transaction continue to own at least 50% of our capital stock after such transaction), including without limitation a merger, consolidation, split-up or spin-off, or a liquidation, or distribution of securities or assets other than cash dividends, the number or kinds of shares subject to the Plan or to any stock option award previously granted, and the exercise price, shall be adjusted proportionately by the committee to reflect such event.

In the event of a merger, consolidation, or other form of reorganization with or into another corporation (other than a merger, consolidation, or other form of reorganization in which we are the surviving corporation and our shareholders prior to such transaction continue to own at least 50% of the capital stock after such transaction), a sale or transfer of all or substantially all of the assets of the Company or a tender or exchange offer made by any corporation, person or entity (other than an offer made by us), all stock options held by any option holder shall be fully vested and exercisable by the option holder.

Furthermore, the committee, either before or after the merger, consolidation or other form of reorganization, may take such action as it determines in its sole discretion with respect to the number or kinds of shares subject to the Plan or any option under the Plan.

Amendment, Suspension or Termination

The committee may at any time amend, suspend, or terminate any and all parts of the Plan, any stock option award granted under the Plan, or both in such respects as the committee shall deem necessary or desirable, except that no such action may be taken which would impair the rights of any option holder with respect to any stock option award previously granted under the Plan without the option holder’s consent.

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Outstanding Equity Awards at 2023 Fiscal Year-End

The following table lists the outstanding equity incentive awards held by the Named Executive Officers as of the fiscal year ended December 31, 2023:

		Option Awards (1)				Stock Awards
Name & Principal Position	Year	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Options Exercise price ($)	Expiration Date	Number of shares or units of stock that have not Vested (#)	Market value of shares or units of stock that have not Vested ($)
Mark DiSiena	2023	—	—	—	—	—		$—
Chief Financial Officer	2022	—	—	—	—	—		$—

Barrett Mooney	2023	3,125	—	$0.17	09/29/2028	—		$—
Chief Executive Officer	2023	6,250	—	$0.23	06/29/2028	—	$
	2023	9,375	—	$0.45	03/30/2028	—		$—
	2022	12,500	—	$0.35	12/30/2027	—		$—
	2022	15,625	—	$0.46	09/29/2027	—		—
	2022	18,750	—	$0.65	06/29/2027	—		$—
	2022	21,875	—	$1.19	03/30/2027	—		$—
	2021	25,000	—	$1.57	12/30/2026	—		$—
	2021	25,000	—	$3.01	09/29/2026	—		$—
	2021	25,000	—	$5.27	06/29/2026	—		$—
	2021	25,000	—	$6.26	03/30/2026	—		$—
	2020	25,000	—	$6.00	12/30/2025	—		$—
	2020	25,000	—	$2.28	09/29/2025	—		$—
	2020	15,000	—	$1.19	06/29/2025	—		$—
	2020	15,000	—	$0.41	03/30/2025	—		$—
	2019	15,000	—	$0.45	12/29/2024	—		$—
	2019	100,000	—	$0.31	09/28/2024	—		$—

Nicole Fernandez-McGovern	2023	3,125	—	$0.23	06/29/2028	—		$—
Former Chief Financial Officer and EVP of Operations	2023	6,250	—	$0.45	03/30/2028	—		$—
	2022	9,375	—	$0.35	12/30/2027	—		$—
	2022	12,500	—	$0.46	09/29/2027	—		$—
	2022	15,625	—	$0.65	06/29/2027	—		$—
	2022	18,750	—	$1.19	03/30/2027	—		$—
	2021	21,875	—	$1.57	12/30/2026	—		$—
	2021	25,000	—	$3.01	09/29/2026	—		$—
	2021	25,000	—	$5.27	06/29/2026	—		$—
	2021	15,000	—	$6.26	03/30/2026	—		$—
	2020	15,000	—	$6.00	12/30/2025	—		$—
	2020	125,000	—	$5.20	12/20/2025	—		$—
	2020	15,000	—	$2.28	09/29/2025	—		$—
	2020	12,500	—	$1.19	06/29/2025	—		$—
	2020	125,000	—	$1.27	05/13/2025	—		$—
	2020	12,500	—	$0.41	03/30/2025	—		$—
	2019	12,500	—	$0.45	12/29/2024	—		$—
	2019	50,000	—	$0.31	09/28/2024	—		$—
	2019	25,000	—	$0.31	09/28/2024	—		$—
	2019	12,500	—	$0.31	09/28/2024	—		$—
	2019	12,500	—	$0.29	06/28/2024	—		$—
	2019	150,000	—	$0.41	03/28/2029	—		$—
	2019	12,500	—	$0.41	03/29/2024	—		$—

Michael O’Sullivan	2023	9,375	15,625	$0.45	03/30/2028	—		$—
Former Chief Commercial Officer	2022	5,000	5,000	$0.35	12/27/2027	—		$—
	2022	6,250	3,750	$0.46	09/29/2027	—		$—
	2022	7,500	2,500	$0.65	06/29/2027	—		$—

(1)	All options vest equally over two years with a one-year cliff vest.

(2)	Restricted stock awards vests equally over a year period.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Common Stock, as January [•], 2024, by each of the Company’s nominees for director, and executive officers for the year ended December 31, 2023; all executive officers and directors for the year ended December 31, 2023 as a group, and each person known to the Company to own beneficially more than 5% of the Common Stock. Except as otherwise noted, the persons identified have sole voting and investment power with respect to their shares.

A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from January [•], 2024 and the total outstanding shares used to calculate each beneficial owner’s percentage includes such shares, although such shares are not taken into account in the calculations of the total number of shares or percentage of outstanding shares. Beneficial ownership as reported does not include shares subject to option or conversion that are not exercisable within sixty (60) days of January [•], 2024. There were 142,520,163 shares of Common Stock issued and outstanding as of January [•], 2024.

Name and Address of Beneficial Owner(1)	Number of Shares (3)	Percent of Class
Alpha Capital Anstalt(2)	14,237,764	9.99%
Barrett Mooney
Former Chairman of the Board & Chief Executive Officer	1,190,833	*
Nicole Fernandez-McGovern
Former Chief Financial Officer & EVP of Operations	1,931,071	1.4%
Michael O’Sullivan
Former Chief Commercial Officer	922,568	*
Grant Begley
Chairman of the Board & Interim Chief Executive Officer	762,298	*
Thomas Gardner
Director	633,110	*
Kelly Anderson
Director	337,392	*
Mark DiSiena
Chief Financial Officer	-	*
All Directors and Executive Officers as a Group (7 persons)	5,777,272 (4)	4.1%

* Represents less than 1% percent of the Company’s outstanding shares.

(1)	Unless otherwise indicated, such individual’s address is c/o AgEagle Aerial Systems Inc., 8201 E. 34th Cir N, Wichita, Kansas 67226.
(2)

Beneficial ownership reflects the maximum number of shares of Common Stock that may be acquired by Alpha subject to the Beneficial Ownership Limitation, which limits Alpha from converting or exercising such securities in the event the conversion or exercise will result in Alpha owning more than 9.99% of our issued and outstanding Common Stock.

(3)	All shares reflected are shares of Common Stock which underlie restricted stock units and stock options issued and fully vested as of January 18, 2024.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed on April 4, 2023;
●	Current Report on Form 8-K filed on January 25, 2023;
●	Current Report on Form 8-K filed on February 7, 2023;
●	Current Report on Form 8-K filed on March 14, 2023;
●	Current Report on Form 8-K/A filed on April 14, 2023;
●	Current Report on Form 8-K filed on June 6, 2023;
●	Current Report on Form 8-K/A filed on June 7, 2023;
●	Current Report on Form 8-K filed on June 12, 2023;
●	Current Report on Form 8-K filed on June 20, 2023;
●	Current Report on Form 8-K filed on June 26, 2023;
●	Current Report on Form 8-K filed on August 21, 2023;
●	Current Report on Form 8-K filed on September 15, 2023;
●	Current Report on Form 8-K filed on October 6, 2023;
●	Current Report on Form 8-K filed on October 19, 2023;
●	Current Report on Form 8-K filed on November 16, 2023;
●	Current Report on Form 8-K/A filed on November 17, 2023
●	Current Report on Form 8-K filed on November 28, 2023;
●	Current Report on Form 8-K filed on December 4, December 21 and December 29, 2023;
●	Part III of Form 10-K information contained in Schedule 14A filed on May 1, 2023;
●	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed on May 15, 2023;
●	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023, filed on August 14, 2023;
●	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023, filed on November 13, 2023;
●

The description of our common stock contained in our Registration Statement on Form 8-A filed on June 12, 2014,

including the description of our common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on April 4, 2023, including any amendments or reports filed for the purpose of updating the description.

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Any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any prospectus supplement or free writing prospectus provided to you by us modifies or supersedes the original statement.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus (and any exhibits specifically incorporated in such information), at no cost, upon written or oral request to us at the following address:

Mark DiSiena

Chief Financial Officer

AgEagle Aerial Systems Inc.

8201 E. 34th Cir N

Wichita, Kansas 67226

Tel. No. (620) 325-6363

Copies of these filings are also available, without charge, on our website at www.ageagle.com as soon as reasonably practicable after they are filed electronically with the SEC. You may also obtain additional information about us by visiting our website. The information set forth on, or accessible from our website is not a part of this prospectus.

16,319,165 WARRANT SHARES

AGEAGLE AERIAL SYSTEMS INC.

PROSPECTUS

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Our estimated expenses in connection with the issuance and distribution of the securities being registered are:

SEC Registration Fee	$750
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$20,000
Miscellaneous Fees and Expenses	$250
Total	$31,000

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On December 6, 2022, the Company issued and sold to an institutional investor a Common Stock Purchase Warrant to purchase up to 5,000,000 shares of the Company’s Common Stock at an exercise price of $0.44 per share, subject to adjustments pursuant to the Common Stock Purchase Warrant.

On March 9, 2023, the Company received an Investor Notice to purchase 3,000 Additional Series F Preferred, with each Additional Series F Preferred convertible into 2,381 shares of the Company’s common stock at a conversion price of $0.42 per share and associated common stock warrant to purchase up to 7,142,715 Additional Warrants for an aggregate purchase price of $3,000,000 pursuant to a Series F Agreement dated June 26, 2022. The Additional Warrant is exercisable upon issuance and has a three-year term. On March 10, 2023, the Company issued and sold the Additional Series F Preferred and the Additional Warrant.

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On June 8, 2023, the Company issued and sold to three institutional investors Common Stock Purchase Warrants to purchase up to 25,080,000 shares of the Company’s Common Stock at an exercise price of $0.38 per share, subject to adjustments pursuant to the Common Stock Purchase Warrants.

On November 15, 2023, the Company issued and sold to investors the November Additional Warrants to purchase 14,835,605 shares of our Common Stock an initial exercise price of $0.1247 per share, subject to adjustments pursuant to the November Additional Warrants.

On November 15, 2023, the company issued to Dawson warrants to purchase 1,483,560 shares of our Common Stock at the exercise price of $0.1247 per warrant, and 1,281,796 of the 1,483,560 warrants were subsequently assigned by Dawson to certain Selling Shareholders.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

(a) Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial statement schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto incorporated by reference herein.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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Exhibit No.	EXHIBIT INDEX Description

3.1	Amended and Restated Articles of Incorporation, as currently in effect (incorporated by reference to Exhibit 3.1 to the Form 10-Q filed on August 14, 2008)

3.2	Certificate of Amendment of Articles of Incorporation as filed with the Nevada Secretary of State on May 29, 2014 (incorporated herein by reference as Exhibit 3.1 on Current Report Form 8-K filed on May 29, 2014)

3.3	Certificate of Amendment of Articles of Incorporation (incorporated by reference as Exhibit 3.1 on Current Report Form 8-K filed on May 29, 2014)

3.4	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (incorporated herein by reference as Exhibit 4.1 on Current Report Form 8-K filed on March 11, 2015)

3.5	Certificate of Designation of Series C Preferred Stock filed with the Nevada Secretary of State on April 27, 2017 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on April 28, 2017)

3.6	Amendment to Certificate of Designation of Series C Preferred Stock (incorporated by reference to Exhibit 3.3 to the Form 8-K filed on March 29, 2018)

3.7	Certificate of Designation for Series A Preferred Stock (incorporated by reference to Exhibit 4.1 to the Form 8-K filed on January 6, 2011).

3.8	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of the 10% Series A Redeemable Perpetual Preferred Stock (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on March 29, 2018)

3.9	Certificate of Amendment to Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of the 10% Series A Redeemable Perpetual Preferred Stock (incorporated by reference to Exhibit 3.2 to the Form 8-K filed on March 29, 2018)

3.10	Certificate of Amendment to the Articles of Incorporation of Energex Resources, Inc. to change the company’s name (incorporated by reference to Exhibit 3.4 to the Form 8-K filed on March 29, 2018)

3.11	Certificate of Amendment to the Articles of Incorporation of EnerJex Resources, Inc. to effect a 1-for-25 reverse stock split (incorporated by reference to Exhibit 3.5 to the Form 8-K filed on March 29, 2018)

3.12	Articles of Merger, dated March 26, 2018, by and between AgEagle Aerial Systems, Inc. and AgEagle Merger Sub, Inc.(incorporated by reference from Exhibit 3.6 on Form 8-K filed on March 29, 2018)

3.13	Second Amended and Restated Bylaws, as currently in effect (incorporated by reference from Exhibit 3.1 on Form 8-K filed on January 25, 2023)

3.14	Certificate of Designation of Series D 8% Preferred Stock filed with the Nevada Secretary of State on December 26, 2018 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on December 28, 2018)

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3.15	Certificate of Designation for the Series E Convertible Preferred Stock filed with the Nevada Secretary of State on April 2, 2020 (incorporated herein by reference to Exhibit 3.1 of the Current Report on Form 8-K filed on April 8, 2020)

3.16	Certificate of Designation for the Series F 5% Convertible Preferred Stock filed with the Nevada Secretary of State on June 29, 2022 (incorporated herein by reference to Exhibit 3.1 of the Current Report on Form 8-K filed on June 30, 2022)

4.1	Description of Registrant’s Securities (incorporated by reference to Exhibit 4.1 of the Annual Report on Form 10-K filed on April 4, 2023)

4.2	Pre-Funded Common Stock Purchase Warrant (Incorporated by reference to Exhibit 4.1 on Form 8-K filed on January 5, 2021)

4.3	Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 4.1 of the Current Report on Form 8-K filed on June 30, 2022)

4.4	Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 4.1 of the Current Report on Form 8-K filed on December 6, 2022)

4.5	Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 4.1 of the Current Report on Form 8-K filed on March 14, 2023)

4.6	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 of Form 8-K filed on November 16, 2023)

4.7	Form of Placement Agent Warrants (incorporated by reference to Exhibit 4.2 of Form 8-K filed on November 16, 2023)

5.1*	Opinion of Sherman & Howard L.L.C.

10.1+	2017 Equity Incentive Plan of the Registrant (Incorporated by reference to the Registration Statement on Form S-1 (Reg. No. 333-226324) originally filed on July 24, 2018)

10.2	Amended Employment Offer Letter between AgEagle Aerial Systems Inc. and Nicole Fernandez-McGovern. (Incorporated herein by reference to Exhibit 10.4 of the Current Report on Form 8-K filed on April 23, 2021)

10.3	AgEagle Employee Confidentiality and Proprietary Rights Agreement between AgEagle Aerial Systems Inc and Nicole Fernandez-McGovern dated January 1, 2019 (Incorporated herein by reference to Exhibit 10.20 of the Annual Report on Form 10-K filed on April 13, 2020)

10.4	Employment Agreement for Michael Drozd, dated April 28, 2020 (Incorporated by reference to Exhibit 10.1 to the Form 8-K filed on May 1, 2020)

10.5	[Omitted]

10.6	Lease Agreement, dated August 3, 2020, by and among AgEagle Aerial Systems Inc. and U.S. Business Centers, L.L.C. (Incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on August 7, 2020)

10.7	8% Original Issue Discount Promissory Note, dated December 6, 2022 (Incorporated herein by reference to Exhibit 10.2 on Form 8-K filed on December 6, 2022)

10.8	Offer Letter of Employment between AgEagle Aerial System, Inc. and Barrett Mooney, dated February 7, 2022 (incorporated by reference to Exhibit 10.1 on Form 10-Q filed on May 16, 2022)

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10.9	Warrant Exchange Agreement dated September 15, 2023 (incorporated by reference to Exhibit 10.1 on Form 8-K filed on September 15, 2023)

10.10	Second Note Amendment Agreement dated October 5, 2023 (incorporated by reference to Exhibit 10.1 on Form 8-K filed on October 6, 2023)

10.11	Engagement Agreement with Dawson James Securities Inc., dated November 15, 2023 (incorporated by reference to Exhibit 10.1 of Form 8-K filed on November 16, 2023)

10.12	Form of Assignment, Waiver and Amendment Agreement, dated November 15, 2023 (incorporated by reference to Exhibit 10.2 of Form 8-K filed on November 16, 2023)

10.13	Form of Securities Purchase Agreement, dated November 15, 2023 (incorporated by reference to Exhibit 10.3 of Form 8-K filed on November 16, 2023)

10.13	Offer Letter, dated as of November 28, 2023, between AgEagle Aerial Systems, Inc. and Mark DiSiena (incorporated by reference to Exhibit 10.1 on Form 8-K filed on December 4, 2023)

14.1	Code of Ethics of the Registrant Applicable To Directors, Officers And Employees (Incorporated by reference to the Registration Statement on Form S-1 (Reg. No. 333-226324) originally filed on July 24, 2018)

21.1	List of Subsidiaries (incorporated herein by reference to Exhibit 21.1 of the Annual Report on Form 10-K filed on April 4, 2023)

23.1*	Consent of WithumSmith+Brown, PC., an independent registered public accounting firm

24.1	Power of attorney (included on signature page)

107*	Filing Fee Table

*	Filed herewith
+	Indicates management contract or compensatory plan.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wichita, State of Kansas, on January 18, 2024.

AGEAGLE AERIAL SYSTEMS INC.

By:	/s/ Mark DiSiena
Name	Mark DiSiena
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Barrett Mooney, as his true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and any related registration statements thereto filed pursuant to Rule 462 and otherwise), and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Grant Begley	Chairman of the Board and Interim Chief Executive Officer (Principal Executive Officer)	January 18, 2024
Grant Begley

/s/ Mark DiSiena	Chief Financial Officer (Principal Financial and Accounting Officer)	January 18, 2024
Mark DiSiena

/s/ Thomas Gardner	Director	January 18, 2024
Thomas Gardner

/s/ Kelly Anderson	Director	January 18, 2024
Kelly Anderson

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